Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANK CORPORATION

and

NATIONAL COMMERCE CORPORATION

Dated as of November 23, 2018

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of November 23, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and National Commerce Corporation, a Delaware corporation (“NCC” and, together with CenterState, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders or stockholders, as applicable, to consummate the business combination transaction provided for in this Agreement in which NCC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of NCC and NBC (as defined herein) have entered into voting agreements (collectively, the “NCC Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the NCC Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the NCC Voting Agreements;

WHEREAS, as a condition of the willingness of NCC to enter into this Agreement, all of the directors of CenterState and CenterState Bank (as defined herein) have entered into voting agreements (collectively, the “CenterState Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with NCC, pursuant to which each such director has agreed, among other things, to vote all of the CenterState Common Stock owned by such director in favor of the approval of the CenterState Share Issuance (as defined herein) and the transactions contemplated hereby, subject to the terms of the CenterState Voting Agreements;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01.     The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, NCC shall merge with and into CenterState pursuant to this Agreement and the plan of merger, in substantially the form attached hereto as Exhibit C and made a part hereof (the “Plan of Merger”). CenterState shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of NCC shall cease.

Section 1.02.     Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time (the “CenterState Articles”) shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CenterState in effect immediately prior to the Effective Time (the “CenterState Bylaws”) shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03.     Bank Merger. Except as provided below, immediately following the Effective Time, sequentially, but in effect simultaneously, on the Closing Date, National Bank of Commerce, a national banking association and a direct wholly-owned subsidiary of NCC (“NBC”), shall be merged (the “Bank Merger”) with and into CenterState Bank, N.A., a national banking association and a direct wholly-owned subsidiary of CenterState (“CenterState Bank”), in accordance with the provisions of applicable federal banking laws and regulations, and CenterState Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations, and the boards of directors of the Parties shall cause the boards of directors of CenterState Bank and NBC, respectively, to approve a separate plan of merger and merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and NCC shall also approve the Bank Plan of Merger in their capacities as sole shareholders of CenterState Bank and NBC, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger unless such abandonment would cause a material delay in the receipt of the Regulatory Approvals, but if the Bank Merger is abandoned for any reason, NBC shall continue to operate as a wholly-owned subsidiary of CenterState.

Section 1.04.     Directors and Officers. At the Effective Time, (a) the directors of the Surviving Entity shall be as set forth in Section 5.16(a) until such time as their successors are duly elected and qualified; and (b) the officers of the Surviving Entity shall be as set forth in Section 5.16(b).

Section 1.05.     Effective Time; Closing.

(a)     Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger under applicable Law. The Merger shall become effective as set forth in the articles of merger related to the Merger, which will include the Plan of Merger, that shall be filed with the Department of State of the State of Florida, as provided in the FBCA (the “Articles of Merger”), and the certificate of merger related to the Merger that shall be filed with the Division of Corporations in the Department of State of the State of Delaware, as provided in the DGCL (the “Certificate of Merger”), each on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the latest effective date and time of filing of the (A) Articles of Merger and (B) Certificate of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger and the Certificate of Merger, which shall be no later than five (5) Business Days after all of the conditions to the consummation of the Merger set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof or such later date as the Parties may agree; provided that, notwithstanding the foregoing, the Parties agree, if requested by CenterState, that the Effective Time shall occur on the first day of the month that begins after such fifth (5th) Business Day.

(b)     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and time which shall be at or immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of CenterState, or such other place as the Parties may mutually agree. At or prior to the Closing, there shall be delivered by CenterState and NCC the Articles of Merger, the Certificate of Merger and such other certificates and other documents required to be delivered under Article VI, subject to the terms and conditions of this Agreement.

Section 1.06.     Additional Actions. If, at any time after the Effective Time, CenterState shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, NCC and its Subsidiaries and their respective officers and directors shall be deemed to have granted to CenterState and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of CenterState and its Subsidiaries, as applicable, are authorized in the name of NCC and its Subsidiaries or otherwise to take any and all such action.

Section 1.07.     Reservation of Right to Revise Structure. CenterState may at any time, with the consent of NCC (which consent shall not be unreasonably withheld, conditioned or delayed), change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to (i) Holders of NCC Common Stock as Merger Consideration or (ii) holders of NCC Equity Awards or NCC Warrants, each as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of Holders of NCC Common Stock in connection with the Merger or adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the Code, or (d) require submission to or approval of NCC’s stockholders after this Agreement has been approved by NCC’s stockholders. In the event that CenterState elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01.     Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any stockholder of NCC:

(a)     Each share of CenterState Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)     Each share of NCC Common Stock owned directly by CenterState, NCC or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)     Each share of NCC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(b)), shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive 1.65 shares (the “Exchange Ratio”) of CenterState Common Stock (the “Merger Consideration”) (provided that cash will be paid in lieu of fractional shares as specified in Section 2.04).

Section 2.02.     Stock-Based Awards.

(a)     NCC Stock Options. Each valid option to purchase shares of NCC Common Stock pursuant to the NCC Equity Plans (each an “NCC Stock Option”), outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC Common Stock which such NCC Stock Option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Stock Option by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, Section 7.01(i) or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. Notwithstanding the foregoing, the method of adjusting each NCC Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder, and the method of adjusting all other NCC Stock Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such NCC Stock Option that would cause such NCC Stock Option to violate Section 409A of the Code. Except with respect to the adjustment described above, each NCC Stock Option shall remain in effect in accordance with its terms and conditions. Where the context so requires, all references to NCC (or an Affiliate or a predecessor of NCC) in the assumed NCC Equity Plans and the applicable award agreements shall be deemed to be references to CenterState and its Subsidiaries, as applicable, and all references to the NCC board of directors (or the Compensation Committee thereof) shall be deemed to be references to the CenterState board of directors (or the Compensation Committee thereof).

(b)     NCC Warrants. Each outstanding and unexercised warrant to purchase NCC Common Stock immediately prior to the Effective Time (each, an “NCC Warrant”) shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, cease to represent a right to purchase shares of NCC Common Stock and shall be converted into a right to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC Common Stock which such NCC Warrant entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Warrant by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, Section 7.01(i) or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. Except with respect to the adjustment described above, each NCC Warrant shall remain in effect in accordance with its terms and conditions. Where the context so requires, all references to NCC (or an Affiliate or a predecessor of NCC) in the assumed agreements representing the NCC Warrants shall be deemed to be references to CenterState and its Subsidiaries, as applicable, and all references to the NCC board of directors (or the Compensation Committee thereof) shall be deemed to be references to the CenterState board of directors (or the Compensation Committee thereof).

(c)     NCC Performance Share Awards.

(i)     2015 Performance Share Awards. All outstanding performance share awards with respect to shares of NCC Common Stock for the four-year performance period ending on December 31, 2018 (the “2015 Performance Share Awards”) shall, in accordance with the applicable NCC Equity Plan and award agreements, vest and be issued by NCC as soon as reasonably practicable after the following dates: (A) for time-based awards, December 31, 2018, and (B) for performance-based awards, the date of certification by the Compensation Committee of the NCC board of directors and confirmation by Porter Keadle Moore, LLC, NCC’s independent public accountants, of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become NCC Deferred Shares, shall be entitled to receive the Merger Consideration in accordance with Section 2.02(d), and to the extent they are instead issued as shares of NCC Common Stock and do not become NCC Deferred Shares, shall be included in the NCC Common Stock issued and outstanding immediately prior to the Effective Time and shall be entitled to receive the Merger Consideration in accordance with Section 2.01(c). In the event that the Effective Time takes place prior to the certification described above, such 2015 Performance Share Awards shall be treated in a manner identical to the 2016-2018 Performance Share Awards, as described below.

(ii)     2016-2018 Performance Share Awards. Immediately prior to the Effective Time, the outstanding performance share awards with respect to shares of NCC Common Stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the Effective Time (the “2016-2018 Performance Share Awards”), shall vest as specified in the applicable award agreements (it being understood that the determination of the number of performance shares earned under the applicable award agreements, and the extent to which the performance goals have been achieved for the partial performance period, shall be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC Equity Plans and award agreements, as soon as reasonably practicable prior to the Closing, which determination shall be final and binding on the Parties). Each of the 2016-2018 Performance Share Awards shall be cancelled at the Effective Time in exchange for the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each share of NCC Common Stock underlying such 2016-2018 Performance Share Awards as determined pursuant to this Section 2.02(c)(ii), subject to applicable tax withholding.

(d)     NCC Deferred Shares. At the Effective Time, the deferrals of NCC Common Stock representing equity awards and director fees credited to participant accounts under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors (the “NCC Deferred Shares”) shall be converted into the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each such NCC Deferred Share, subject to applicable tax withholding.

(e)     Additional Provisions.

(i)     Prior to the Effective Time, the NCC board of directors (or the Compensation Committee thereof) shall adopt such resolutions or take such other commercially reasonable actions, including obtaining any necessary consents or amendments to the applicable NCC Equity Plans and award agreements, as may be required to effectuate the provisions of this Section 2.02.

(ii)     As soon as practicable following the Effective Time, CenterState shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to each of the NCC Equity Plans assumed by CenterState and the shares of CenterState Common Stock subject to the assumed NCC Stock Options that were originally granted under such NCC Equity Plans. CenterState shall use its reasonable efforts to maintain the effectiveness of each such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such assumed NCC Stock Options remain outstanding.

Section 2.03.     Rights as Stockholders; Stock Transfers. Prior to the Effective Time, NCC shall continue to maintain its stock transfer records and to transfer Certificates and Book-Entry Shares and replace Certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. At the Effective Time, all shares of NCC Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of NCC Common Stock, the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock in accordance with this Article II. At the Effective Time, Holders of NCC Common Stock shall cease to be, and shall have no rights as, stockholders of NCC, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock as provided under this Article II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of NCC of shares of NCC Common Stock.

Section 2.04.     Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CenterState Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState Common Stock to which such holder would otherwise be entitled by the CenterState Average Stock Price.

Section 2.05.     Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06.     Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that NCC has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, in a form reasonably satisfactory to CenterState and NCC, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and cash in lieu of fractional shares as specified in Section 2.04) (the “Letter of Transmittal”).

Section 2.07.     Deposit of Merger Consideration.

(a)     Prior to the Effective Time, CenterState shall deposit, or shall cause to be deposited, with the Exchange Agent (i) the number of shares of CenterState Common Stock issuable pursuant to Section 2.01(c), Section 2.02(c)(ii) and Section 2.02(d) in book-entry form equal to the aggregate CenterState Common Stock portion of the Merger Consideration (excluding any fractional shares), and (ii) cash in an amount sufficient to pay, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04 (collectively, the “Exchange Fund”).

(b)     Any portion of the Exchange Fund that remains unclaimed by the stockholders of NCC for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CenterState. Any stockholders of NCC who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to CenterState for the Merger Consideration, any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder shall have become entitled to pursuant to Section 2.08(b) deliverable in respect of each share of NCC Common Stock such stockholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of NCC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CenterState Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CenterState (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. CenterState and the Exchange Agent shall be entitled to rely upon the stock transfer books of NCC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of NCC Common Stock represented by any Certificate or Book-Entry Share, CenterState and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08.     Delivery of Merger Consideration.

(a)     Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of CenterState Common Stock to which such Holder shall have become entitled pursuant to Section 2.01(c) (excluding any fractional share) and (ii) cash in an amount equal to (A) any cash in lieu of fractional shares of CenterState Common Stock which such Holder shall have become entitled pursuant to Section 2.04, and (B) any dividends or distributions to which such Holder shall have become entitled pursuant to Section 2.08(b). CenterState shall direct the Exchange Agent to provide to each such Holder of NCC Common Stock (x) the applicable Merger Consideration, (y) any cash in lieu of fractional shares of CenterState Common Stock pursuant to Section 2.04, and (z) and any dividends or distributions to which such Holder shall have become entitled to pursuant to Section 2.08(b) promptly, which shall be no later than five (5) Business Days upon receipt of a Holder’s Certificates or Book-Entry Shares and a completed Letter of Transmittal. The Exchange Agent and CenterState, as the case may be, shall not be obligated to deliver cash and/or shares of CenterState Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of NCC Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CenterState or the Exchange Agent. In the event of a transfer of ownership of a Certificate representing NCC Common Stock that is not registered in the stock transfer records of NCC, the proper amount of the Merger Consideration shall be paid or issued in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such NCC Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of CenterState that the Tax has been paid or is not applicable.

(b)     All shares of CenterState Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CenterState in respect of the CenterState Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CenterState Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CenterState Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of CenterState Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CenterState Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CenterState Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c)     CenterState (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CenterState is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CenterState or the Exchange Agent, as applicable.

Section 2.09.     Anti-Dilution Provisions. If the number of shares of CenterState Common Stock or NCC Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Holders of NCC Common Stock the same economic effects as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NCC

Section 3.01.     Making of Representations and Warranties. Except as disclosed in the disclosure schedule delivered by NCC to CenterState concurrently herewith (the “NCC Disclosure Schedule”) or in the NCC SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement, NCC hereby represents and warrants to CenterState that the statements contained in this Article III are correct. “Knowledge” or “knowledge” as to NCC and any other phrase of similar import means, with respect to any matter in question relating to NCC, the knowledge of those individuals set forth in NCC Disclosure Schedule Section 3.01. NCC has made a good faith effort to ensure that the disclosure on each schedule of the NCC Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the NCC Disclosure Schedule, any item disclosed on any schedule therein or disclosed in the NCC SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement is deemed to be fully disclosed with respect to all sections of this Agreement to which such item may be relevant, (a) in the case of schedules, to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and (b) in the case of NCC SEC Reports, to the extent that such item would be reasonably inferred to apply.

Section 3.02.     Organization, Standing and Authority.

(a)     NCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), that has elected to be treated as a financial holding company under the BHC Act.  NCC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  NCC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on NCC.  NCC Disclosure Schedule Section 3.02(a) sets forth a complete and accurate list of all jurisdictions where NCC is qualified to do business. True and complete copies of the Certificate of Incorporation of NCC (the “NCC Certificate”) and the Bylaws of NCC (the “NCC Bylaws”), as in effect as of the date of this Agreement, have previously been made available by NCC to CenterState.

(b)     Each Subsidiary of NCC is set forth on NCC Disclosure Schedule Section 3.02(b) (each, an “NCC Subsidiary”) and (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of NCC to pay dividends or distributions except as set forth on NCC Disclosure Schedule Section 3.02(b) or, in the case of NBC, for restrictions on dividends or distributions generally applicable to all national banking associations.  The deposit accounts of NBC are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, as amended) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to NCC’s knowledge, threatened.  There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of NCC other than its Subsidiaries, and NCC has no Subsidiaries other than those set forth on NCC Disclosure Schedule Section 3.02(b).

Section 3.03.     Capitalization.

(a)     The authorized capital stock of NCC consists of 30,000,000 shares of NCC Common Stock and 250,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, no shares of capital stock or other voting securities of NCC are issued, reserved for issuance or outstanding, other than (i) 20,676,731 shares of NCC Common Stock issued and outstanding and (ii) 796,700 shares of NCC Common Stock reserved for issuance upon the exercise or issuance of outstanding NCC Equity Awards and NCC Warrants (none of which is included in the NCC Common Stock issued and outstanding shares set forth in Section 3.03(a)(i)). All of the issued and outstanding shares of NCC Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of NCC may vote are issued or outstanding. There are no contractual obligations of NCC or any of its Subsidiaries pursuant to which NCC or any of its Subsidiaries could be required to register shares of capital stock or other securities of NCC or any of its Subsidiaries under the Securities Act.  Except as set forth in NCC Disclosure Schedule Section 3.03(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of NCC are issued or outstanding (the securities set forth in NCC Disclosure Schedule Section 3.03(a), the “NCC Debentures”).  Other than the NCC Warrants and the NCC Equity Awards issued prior to the date of this Agreement or as set forth in NCC Disclosure Schedule Section 3.03(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating NCC or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of NCC Common Stock or any other equity interests of NCC or any of its Subsidiaries. No holder of capital stock of NCC will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement. The shares of NCC Common Stock are listed for trading on NASDAQ.

(b)     There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which NCC or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the NCC Common Stock or other equity interests of NCC.

(c)     NCC Disclosure Schedule Section 3.03(c) sets forth a true, correct and complete list of all NCC Equity Awards outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder of such NCC Equity Award, (ii) the number of shares subject to each such NCC Equity Award, (iii) the grant date of each such NCC Equity Award, (iv) the NCC Equity Plan under which such NCC Equity Award was granted, (v) the exercise price for each such NCC Equity Award that is a NCC Stock Option and (vi) the expiration date of each such NCC Equity Award that is a NCC Stock Option.  Other than the NCC Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NCC or any of its Subsidiaries) are outstanding.

(d)     NCC Disclosure Schedule Section 3.03(d) sets forth a true, correct and complete list of all NCC Warrants outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder of such NCC Warrant, (ii) the number of shares subject to each such NCC Warrant, (iii) the grant date of each such NCC Warrant, (iv) the exercise price for each such NCC Warrant and (v) the expiration date of each such NCC Warrant.

(e)     NCC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of NBC and National Commerce Risk Management, Inc., free and clear of Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to NBC, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. NBC owns 70% of the issued and outstanding units of membership interest of CBI Holding Company, LLC (the “Factoring Sub”), which owns 100% of the issued and outstanding units of membership interest of Corporate Billing, LLC.  Corporate Billing, LLC owns 100% of the issued and outstanding units of membership interest of CBI Real Estate Holdings, LLC. Except as set forth on NCC Disclosure Schedule Section 3.03(e), no NCC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04.     Authority; No Violation.

(a)     NCC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of NCC.  The board of directors of NCC has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of NCC and its stockholders, has declared it advisable, has directed that this Agreement and the transactions contemplated hereby be submitted to NCC’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the Requisite NCC Stockholder Approval, the adoption and approval of the Bank Plan of Merger by the board of directors of NBC and NCC as its sole shareholder and the actions of the board of directors of NCC (or the Compensation Committee thereof) pursuant to Section 2.02, no other corporate proceedings on the part of NCC or any of its Subsidiaries are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by NCC and (assuming due authorization, execution and delivery by CenterState) constitutes a valid and binding obligation of NCC enforceable against NCC in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)     Neither the execution and delivery of this Agreement by NCC nor the consummation by NCC or any of its Subsidiaries of the transactions contemplated hereby, nor compliance by NCC with any of the terms or provisions hereof, will (i) violate any provision of the NCC Certificate or the NCC Bylaws or any equivalent documents of any NCC Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.05, Section 3.13(c) and Section 3.18 are duly obtained and/or made, (A) violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCC or any of its Subsidiaries or any of their respective properties or assets, including but not limited to, 12 C.F.R. 239.63(f), or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCC or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on NCC.

Section 3.05.     Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority and the approval of such applications, filings and notices, (d) the filing with the SEC of (i) a joint proxy statement in definitive form relating to the meeting of NCC’s stockholders and the meeting of CenterState’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement-Prospectus”), (ii) the Registration Statement in which the Proxy Statement-Prospectus will be included as a prospectus, to be filed with the SEC by CenterState in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the Registration Statement and (iii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (e) the filing of the Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Certificate of Merger with the Division of Corporations in the Department of State of the State of Delaware pursuant to the DGCL to the extent required, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement (the consents and approval listed in clauses (a) and (b), the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by NCC of this Agreement or (ii) the consummation by NCC or any of its Subsidiaries of the Merger and the other transactions contemplated hereby (including the consummation by NBC of the Bank Merger).  As of the date of this Agreement, NCC is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 3.06.     Reports.

(a)     NCC and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, and (v) the OCC (each a “Regulatory Agency” and collectively, the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on NCC or any of its Subsidiaries. Except for examinations of NCC and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NCC, investigation into the business or operations of NCC or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC or any of its Subsidiaries.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NCC or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC or any of its Subsidiaries.

(b)     An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by NCC or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “NCC SEC Reports”) is publicly available.  No such NCC SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Except as set forth on NCC Disclosure Schedule Section 3.06(b), as of their respective dates, all NCC SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  Except as set forth on NCC Disclosure Schedule Section 3.06(b), as of the date of this Agreement, no executive officer of NCC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the NCC SEC Reports. None of the Subsidiaries of NCC file or, since January 1, 2016, has been required to file any reports, registrations or statements pursuant to the Securities Act or the Exchange Act.

Section 3.07.     Financial Statements.

(a)     The financial statements of NCC and its Subsidiaries included (or incorporated by reference) in the NCC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NCC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NCC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of NCC and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Porter Keadle Moore, LLC has not resigned (or informed NCC that it intends to resign) or been dismissed as independent public accountants of NCC as a result of or in connection with any disagreements with NCC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)     Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC, neither NCC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except, (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of NCC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since September 30, 2018, (iii) as set forth in NCC Disclosure Schedule Section 3.07(b) or (iv) in connection with this Agreement and the transactions contemplated hereby.

(c)     The records, systems, controls, data and information of NCC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NCC and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC.  NCC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NCC, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of NCC by others within NCC and its Subsidiaries as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NCC’s outside auditors and the audit committee of the board of directors of NCC (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NCC’s ability to record, process, summarize and report financial information, and (B) to the knowledge of NCC, any fraud, whether or not material, that involves management or other employees who have a significant role in NCC’s internal controls over financial reporting (copies of such items in subsections (A) and (B), to the extent applicable, have previously been made available by NCC to CenterState).  To the knowledge of NCC, there is no reason to believe that NCC’s Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)     Since January 1, 2016, (i) neither NCC nor any of its Subsidiaries, nor, to the knowledge of NCC, any director, executive officer, auditor, accountant or representative of NCC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of NCC, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NCC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that NCC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing NCC or any of its Subsidiaries, whether or not employed by NCC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NCC or any of its officers, directors, employees or agents to the board of directors of NCC or any committee thereof or to the knowledge of NCC, to any director or officer of NCC.

Section 3.08.     Absence of Certain Changes or Events.

(a)     Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC.

(b)     Since December 31, 2017, except as set forth on NCC Disclosure Schedule Section 3.08(b) or with respect to the transactions contemplated hereby or as required or permitted by this Agreement, NCC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 3.09.     Legal Proceedings.

(a)     Except as set forth on NCC Disclosure Schedule Section 3.09(a), neither NCC nor any of its Subsidiaries is a party to any, and there are no pending or, to NCC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NCC or any of its Subsidiaries or, to NCC’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)     There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to bank holding companies generally and to banks generally) imposed upon NCC, any of its Subsidiaries or the assets of NCC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates).

Section 3.10.     Taxes and Tax Returns.

(a)     Except as disclosed in NCC Disclosure Schedule Section 3.10(a), each of NCC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither NCC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return, except as set forth in NCC Disclosure Schedule Section 3.10(a).  All material Taxes of NCC and its Subsidiaries that are due have been fully and timely paid.  Each of NCC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither NCC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of NCC and its Subsidiaries for all years up to and including December 31, 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.  The federal income Tax Returns of NCC and its Subsidiaries for tax years 2015-2017 are still open for examination by the IRS under the normal statute of limitations. Except as set forth on NCC Disclosure Schedule Section 3.10(a), no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against NCC or any of its Subsidiaries.  There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of NCC and its Subsidiaries or the assets of NCC and its Subsidiaries.  In the last six (6) years, neither NCC nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that NCC or any of its Subsidiaries was required to file any Tax Return that was not filed.  To the extent applicable, NCC has made available to CenterState true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  There are no Liens for material Taxes (except Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of NCC or any of its Subsidiaries.  Neither NCC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NCC and any of its Subsidiaries).  Neither NCC nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NCC) or (ii) has any liability for the Taxes of any Person (other than NCC or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither NCC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither NCC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).  At no time during the past five (5) years has NCC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Neither NCC nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date, in the case of (A), (C), (D) and (E), outside of the Ordinary Course of Business.

(b)     As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)     As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

Section 3.11.     Employees and Employee Benefit Plans.

(a)     NCC Disclosure Schedule Section 3.11(a) sets forth a true and complete list of all NCC Benefit Plans.  For purposes of this Agreement, “NCC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to by, NCC or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of NCC or any of its Subsidiaries, or in connection with which NCC or any of its Subsidiaries has or may have any liability or other obligation.

(b)     NCC has heretofore made available to CenterState true and complete copies of (i) each NCC Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such NCC Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter or IRS advisory opinion letter, if any, relating to such NCC Benefit Plan, (D) the most recently prepared actuarial report for each NCC Benefit Plan (if applicable) and (E) all material correspondence to or from any Governmental Authority received in the last three years with respect to such NCC Benefit Plan.

(c)     Except as provided in NCC Disclosure Schedule Section 3.11(c), each NCC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither NCC nor any of its Subsidiaries has, within the prior three (3) years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any NCC Benefit Plan, and NCC has no knowledge of any plan defect that would qualify for correction under any such program.

(d)     The IRS has issued a favorable determination or advisory opinion letter with respect to each NCC Benefit Plan that is intended to be qualified under Section 401(a) of the Code, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of NCC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such NCC Benefit Plan.  No trust funding any NCC Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)     Neither NCC nor any ERISA Affiliate has any liability or other obligation in connection with or, within the past six years, maintained a NCC Benefit Plan that is or was subject to Section 412 of the Code or Title IV of ERISA.

(f)     Except as provided in NCC Disclosure Schedule Section 3.11(f), none of NCC, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years any liability or other obligation in connection with, or contributed to or been obligated to contribute to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g)     Except as provided in NCC Disclosure Schedule Section 3.11(g), neither NCC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(h)     All contributions required to be made to any NCC Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any NCC Benefit Plan, for any period in the prior three (3) years through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of NCC, as applicable, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to NCC or any of its Subsidiaries.

(i)     Except as would not, either individually or in the aggregate reasonably be expected to result in a material liability to NCC or any of its Subsidiaries, (i) there are no pending or, to NCC’s knowledge, threatened claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations that have been asserted or instituted, and, (ii) to NCC’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against NCC Benefit Plans, any fiduciaries thereof with respect to their duties to the NCC Benefit Plans or the assets of any of the trusts under any of the NCC Benefit Plans.

(j)     None of NCC, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the NCC Benefit Plans or their related trusts, NCC, any of its Subsidiaries or any of their respective ERISA Affiliates to any material unpaid Tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)     Except as provided in NCC Disclosure Schedule Section 3.11(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby may (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause NCC or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any NCC Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of NCC or any of its Subsidiaries.  Without limiting the generality of the foregoing, except as provided in NCC Disclosure Schedule Section 3.11(k), no amount paid or payable (whether in cash, in property or in the form of benefits) by NCC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. NCC has made available to CenterState preliminary drafts of Section 280G calculations (that are not final and are based on the underlying assumptions and facts on which the calculations are based as set forth therein), which to NCC’s knowledge are based on true, correct and complete data as of the date hereof, in all material respects, with respect to the individuals identified in such drafts.

(l)     Except as provided in NCC Disclosure Schedule Section 3.11(l), no NCC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m)     Each NCC Benefit Plan that is in any part a “non-qualified deferred compensation plan” subject to Section 409A of the Code (i) complies and, at all times after December 31, 2008 has complied, both in form and operation with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder, and (ii) between January 1, 2005 and December 31, 2008, was operated in good faith compliance with Section 409A, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS, except where such noncompliance would not, either individually or in the aggregate, be likely to result in a material liability to NCC and its Subsidiaries taken as a whole.

(n)     There are no pending or, to NCC’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against NCC or any of its Subsidiaries, or any strikes or other material labor disputes against NCC or any of its Subsidiaries.  Neither NCC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NCC or any of its Subsidiaries and, to NCC’s knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of NCC or any of its Subsidiaries.

Section 3.12.     Compliance with Applicable Law. NCC and each of its Subsidiaries hold, and have at all times since December 31, 2015 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on NCC, and to the knowledge of NCC, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since December 31, 2015, NCC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Authority applicable to NCC or any of its Subsidiaries, including (to the extent applicable to NCC or any of its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money-laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC, neither NCC nor any of its Subsidiaries, or to the knowledge of NCC, any director, officer, employee, agent or other Person acting on behalf of NCC or any of its Subsidiaries has, directly or indirectly, (a) used any funds of NCC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NCC or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of NCC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of NCC or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for NCC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NCC or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.13.     Certain Contracts.

(a)     NCC Disclosure Schedule Section 3.13(a) lists, as of the date of this Agreement, all contracts, arrangements, commitments or understandings (whether written or oral), other than any NCC Benefit Plan, entered into by NCC or any of its Subsidiaries or by which NCC or any of its Subsidiaries may be bound: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a non-compete or client or customer non-solicitation requirement or any other provision that materially restricts the conduct of any line of business by NCC or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or the Surviving Bank or any NCC Subsidiary to engage in any line of business that is material to NCC or any of its Subsidiaries; (iii) with or to a labor union or guild (including any collective bargaining agreement); (iv) which includes any bonus, stock options, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (v) which, upon the consummation of the transactions contemplated by this Agreement (alone or upon the occurrence of any additional acts or events) will result in any payment (whether change of control, severance pay or otherwise) becoming due from NCC, the Surviving Entity or any of their respective Subsidiaries to any officer, employee or director of NCC or any of its Subsidiaries; (vi) the benefits of which will be increased or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement; (vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of NCC or any of its Subsidiaries; (viii) related to the borrowing by NCC or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $150,000 in the aggregate; (x) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (xi) which relates to capital expenditures and involves future payments in excess of $450,000 in the aggregate; or (xii) which is not terminable on sixty (60) days or less notice and involves the payment of more than $250,000 per annum. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the NCC Disclosure Schedule, is referred to herein as an “NCC Contract,” and neither NCC nor any of its Subsidiaries knows of, or has received written, or to NCC’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to have a Material Adverse Effect on NCC.  NCC has made available to CenterState complete and correct copies of all NCC Contracts identified in NCC Disclosure Schedule Section 3.13(a).

(b)     In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC: (i) each NCC Contract is valid and binding on NCC or its Subsidiaries, as applicable, and in full force and effect (assuming the due execution by each other party thereto, which to NCC’s knowledge has occurred); (ii) NCC and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each NCC Contract; (iii) to NCC’s knowledge, each third-party counterparty to each NCC Contract has performed all obligations required to be performed by it to date under such NCC Contract; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of NCC or any of its Subsidiaries under any such NCC Contract.

(c)     NCC Disclosure Schedule Section 3.13(c) sets forth a true and complete list of all NCC Contracts pursuant to which consents, waivers or notices are or may be required to be given, in each case, prior to the performance by NCC of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 3.14.     Agreements with Regulatory Agencies.   Neither NCC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that, in each of any such cases, currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NCC Disclosure Schedule, an “NCC Regulatory Agreement”), nor has NCC or any of its Subsidiaries been advised in writing or, to NCC’s knowledge, orally, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such NCC Regulatory Agreement.

Section 3.15.     Risk Management Instruments.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of NCC, any of its Subsidiaries or for the account of a customer of NCC or any of its Subsidiaries (the “NCC Risk Management Instruments”), were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NCC or its Subsidiaries enforceable in accordance with their respective terms (except as may be limited by the Enforceability Exceptions) and are in full force and effect.  NCC and each of its Subsidiaries have duly performed in all material respects all of their material obligations under the NCC Risk Management Instruments to the extent that such obligations to perform have accrued, and, to NCC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party under NCC Risk Management Instruments.

Section 3.16.     Environmental Matters.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, NCC and each of its Subsidiaries are in compliance, and at all times since January 1, 2016 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Authority relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages; (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance; and (d) all other Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of NCC, investigations of any Governmental Authority or other Person pending, or, to the knowledge of NCC, threatened against NCC of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on NCC or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law, pending or threatened against NCC, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC.  To the knowledge of NCC, there is no reasonable basis for any such proceeding, claim, action or investigation.  NCC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Authority or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC.

Section 3.17.     Investment Securities and Commodities.

(a)     Each of NCC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in NCC SEC Reports or (ii) to the extent that such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of NCC or any of its Subsidiaries.  Such securities and commodities as of September 30, 2018, are listed in NCC Disclosure Schedule Section 3.17(a) and are valued on the books of NCC in accordance with GAAP in all material respects.

(b)     NCC and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that NCC believes are prudent and reasonable in the context of their respective businesses, and NCC and each of its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

Section 3.18.     Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC, NCC or one of its Subsidiaries, as applicable, (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the NCC SEC Reports as being owned by NCC or any of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) (the “NCC Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (v) as set forth in NCC Disclosure Schedule Section 3.18 (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such NCC SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the NCC Owned Properties, the “NCC Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such Lease is valid without default thereunder by the lessee or, to NCC’s knowledge, the lessor.  There are no pending or, to the knowledge of NCC, threatened condemnation proceedings against NCC Real Property. NCC Disclosure Schedule Section 3.18 contains a complete and accurate list of each NCC Real Property, including Lease commencement and termination dates (excluding any renewal options relating thereto) and any notices or consents required prior to consummation of the transactions contemplated by this Agreement, as applicable.

Section 3.19.     Intellectual Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC: (a) NCC and each of its Subsidiaries own, or are licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted; (b)(i) the use of any Intellectual Property by NCC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person, and (ii) no Person has asserted to NCC in writing that NCC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person; (c) to the knowledge of NCC, no Person is challenging, infringing on or otherwise violating any right of NCC or any of its Subsidiaries with respect to any Intellectual Property owned by NCC or any of its Subsidiaries; (d) neither NCC nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by NCC or any of its Subsidiaries; (e) to the knowledge of NCC, since January 1, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of NCC and its Subsidiaries except as set forth in NCC Disclosure Schedule Section 3.19; and (f) NCC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by NCC and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof. A true and correct listing of all registered Intellectual Property owned by NCC or any of its Subsidiaries is contained in NCC Disclosure Schedule Section 3.19.

Section 3.20.     Related Party Transactions. Except as disclosed in the NCC SEC Reports, during the period covered by the NCC SEC Reports there have been no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NCC or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NCC or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NCC Common Stock (or any of such Person’s immediate family members or Affiliates) (other than an NCC Subsidiary) on the other hand, of the type required to be reported in any NCC SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.21.     Reorganization. NCC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22.     Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, or “stockholders rights” or “poison pill” agreement, is applicable to this Agreement, the Plan of Merger or the transactions contemplated hereby and thereby.

Section 3.23.     Broker’s Fees.  Neither NCC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc., pursuant to letter agreements, true and complete copies of which have been previously provided to CenterState and which provide for payment of the amounts set forth in NCC Disclosure Schedule Section 3.23.

Section 3.24.     Opinion.  Prior to the execution of this Agreement, NCC has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the Holders of NCC Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.25.     NCC Information. The information relating to NCC and its Subsidiaries that is provided by NCC or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Holders of NCC Common Stock and holders of CenterState Common Stock or at the time of the NCC Meeting and CenterState Meeting (each as defined in Section 5.04), (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of NCC incorporated by reference in the Proxy Statement-Prospectus, the Registration Statement or any amendment or supplement thereto, or (d) any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that in each case any information contained in an NCC SEC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to NCC and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by NCC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of CenterState or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the Registration Statement.

Section 3.26.     Loan Portfolio.

(a)     As of the date of this Agreement, except as set forth in NCC Disclosure Schedule Section 3.26(a), neither NCC nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which NCC or any of its Subsidiaries is a creditor which as of September 30, 2018, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of September 30, 2018, over ninety (90) days or more delinquent in payment of principal or interest and has not yet been charged-off, or (ii) Loans with any director, executive officer or principal stockholder of NCC or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215).  NCC Disclosure Schedule Section 3.26(a) also sets forth a true, correct and complete list of all of the Loans of NCC and its Subsidiaries that, as of September 30, 2018 had an outstanding balance of $500,000 or more and were classified by NCC (A) as of September 30, 2018 as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (B) on or after January 1, 2016 as “Loss” in all cases together with the aggregate principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of September 30, 2018.

(b)     NCC Disclosure Schedule Section 3.26(b) identifies each asset of NCC or any of its Subsidiaries that as of September 30, 2018, was classified as other real estate owned (“OREO”) and the book value thereof, as well as any assets classified as OREO since September 30, 2018, and any sales of OREO between September 30, 2018 and the date of this Agreement, reflecting any gain or loss with respect to any OREO sold.

(c)     Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC, each outstanding Loan of NCC and each of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NCC and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)     Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC, each outstanding Loan of NCC and each of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of NCC and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)     Except as set forth in NCC Disclosure Schedule Section 3.26(e), none of the agreements pursuant to which NCC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)     There are no outstanding Loans made by NCC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of NCC or any of its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)     Neither NCC nor any of its Subsidiaries is now nor has it ever been since December 31, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)     As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to NCC’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by NCC or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

Section 3.27.     Insurance.

(a)     Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC:  (i) NCC and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NCC reasonably has determined to be prudent and consistent with industry practice, and neither NCC nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of NCC and each of its Subsidiaries, NCC or one of its Subsidiaries is the sole beneficiary of such policies; and (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. NCC Disclosure Schedule Section 3.27(a) identifies all of the insurance policies currently maintained by NCC and its Subsidiaries, including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving, individually or in the aggregate, more than $75,000 (“Insurance Policies”).

(b)     NCC Disclosure Schedule Section 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by NCC or any of its Subsidiaries, including the value of such BOLI as of the end of the quarter prior to the date of this Agreement. The value of the BOLI is and has been fairly and accurately reflected in NCC’s financial statements in accordance with GAAP. All BOLI is owned solely by NBC and no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as disclosed in NCC Disclosure Schedule Section 3.27(b), there is no split dollar or similar benefit under NCC’s BOLI. Neither NCC nor any of its Subsidiaries has any outstanding borrowings secured in whole or in part by its BOLI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Section 4.01.     Making of Representations and Warranties. Except as disclosed in the CenterState SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement, CenterState hereby represents and warrants to NCC that the statements contained in this Article IV are correct. “Knowledge” or “knowledge” as to CenterState and any other phrase of similar import means, with respect to any matter in question relating to CenterState, the knowledge of the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Risk Officer, the Chief Credit Officer, and the Chief Administrative Officer of CenterState. Any item disclosed on any CenterState Disclosure Schedule or disclosed in the CenterState SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement is deemed to be fully disclosed with respect to all sections of this Agreement to which such item may be relevant, (a) in the case of schedules, to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and (b) in the case of CenterState SEC Reports, to the extent that such item would be reasonably inferred to apply.

Section 4.02.     Organization, Standing and Authority.

(a)     CenterState is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  CenterState has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CenterState is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState.  True and complete copies of the CenterState Articles and CenterState Bylaws, as in effect as of the date of this Agreement, have previously been made available by CenterState to NCC.

(b)     Each Subsidiary of CenterState (a “CenterState Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of CenterState to pay dividends or distributions except under applicable state law or, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of CenterState Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to CenterState’s knowledge, threatened.

Section 4.03.     Capitalization.

(a)     The authorized capital stock of CenterState consists of 200,000,000 shares of CenterState Common Stock, and 5,000,000 shares of preferred stock. As of the date of this Agreement, 95,669,410 shares of CenterState Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the date of this Agreement, no shares of CenterState Common Stock are held in treasury, and an aggregate of 1,478,814 shares of CenterState Common Stock are reserved for issuance upon the exercise of outstanding options to purchase CenterState Common Stock and the vesting of outstanding CenterState restricted stock units and restricted stock awards (which shares are not included in the CenterState Common Stock issued and outstanding shares in this Section 4.03(a)). All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of CenterState Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CenterState’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CenterState may vote are issued or outstanding.  Except as disclosed in the CenterState SEC Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of CenterState are issued or outstanding. Other than equity awards granted under a CenterState stock plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CenterState to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of CenterState Common Stock or any other equity interests of CenterState. No holder of capital stock of CenterState will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement. The shares of CenterState Common Stock are listed for trading on NASDAQ.

(b)     There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CenterState or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the CenterState Common Stock or other equity interests of CenterState.

(c)     CenterState owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of CenterState Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No CenterState Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.04.     Authority; No Violation.

(a)     CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the consummation of the Merger and the CenterState Share Issuance in connection therewith have been duly and validly approved by the board of directors of CenterState.  The board of directors of CenterState has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CenterState and has directed that the CenterState Share Issuance be submitted to CenterState’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the Requisite CenterState Shareholder Approval and the adoption of the Bank Plan of Merger by the board of directors of CenterState Bank and CenterState as its sole shareholder, no other corporate proceedings on the part of CenterState are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by NCC) constitutes a valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)     Neither the execution and delivery of this Agreement by CenterState, nor the consummation by CenterState of the transactions contemplated hereby, nor compliance by CenterState with any of the terms or provisions hereof, will (i) violate any provision of the CenterState Articles or CenterState Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.05 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on CenterState.

Section 4.05.     Consents and Approvals.  Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices; (c) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement in which the Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement; (d) the filing of such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and Securities Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (e) the filing of the Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Certificate of Merger with the Division of Corporations in the Department of State of the State of Delaware pursuant to the DGCL to the extent required; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by CenterState of this Agreement or (ii) the consummation by CenterState of the Merger and the other transactions contemplated hereby (including the consummation by CenterState Bank of the Bank Merger).  As of the date of this Agreement, CenterState is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.06.     Reports.

(a)     CenterState and each of its Subsidiaries have timely filed (or furnished, as applicable), all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016, with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on CenterState and its Subsidiaries.  Except for examinations of CenterState and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CenterState, investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CenterState or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b)     An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “CenterState SEC Reports”) is publicly available.  No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all CenterState SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

Section 4.07.     Financial Statements.

(a)     The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of CenterState and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Crowe Horwath LLP has not resigned (or informed CenterState that it intends to resign) or been dismissed as independent public accountants of CenterState as a result of or in connection with any disagreements with CenterState on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)     Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of CenterState included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since December 31, 2017 or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c)     The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.  CenterState (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CenterState, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of CenterState by others within CenterState and its Subsidiaries as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CenterState’s outside auditors and the audit committee of CenterState’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CenterState’s ability to record, process, summarize and report financial information, and (B) to the knowledge of CenterState, any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls over financial reporting.  To the knowledge of CenterState, there is no reason to believe that CenterState’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)     Since January 1, 2016, (i) neither CenterState nor any of its Subsidiaries, nor, to the knowledge of CenterState, any director, executive officer, auditor, accountant or representative of CenterState or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of CenterState, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CenterState or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CenterState or any of its officers, directors, employees or agents to the board of directors of CenterState or any committee thereof or to the knowledge of CenterState, to any director or officer of CenterState.

Section 4.08.     Taxes. Each of CenterState and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither CenterState nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.  All material Taxes of CenterState and its Subsidiaries that are due have been fully and timely paid.  Each of CenterState and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against CenterState or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CenterState and its Subsidiaries or the assets of CenterState and its Subsidiaries.  In the last three (3) years, neither CenterState nor its Subsidiaries have been informed in writing by any jurisdiction that the jurisdiction believes that CenterState or its Subsidiaries were required to file any Tax Return that was not filed. There are no Liens for material Taxes (except Taxes not yet due and payable or Taxes being contested in good faith) on any of the assets of CenterState or any of its Subsidiaries.  Neither CenterState nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between CenterState and its Subsidiaries). Neither CenterState nor its Subsidiaries (a) have been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CenterState) or (b) has a liability for Taxes of any Person (other than CenterState and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither CenterState nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither CenterState nor its Subsidiaries have participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.09.     Absence of Certain Changes or Events.

(a)     Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b)     Since December 31, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, CenterState and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.10.     Legal Proceedings.

(a)     Neither CenterState nor any of its Subsidiaries is a party to any, and there are no pending or, to CenterState’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CenterState or any of its Subsidiaries or, to CenterState’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants or agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)     There is no material injunction, order, judgment, decree, or regulatory restriction (other than those that apply to bank holding companies generally and to banks generally) imposed upon CenterState, any of its Subsidiaries or the assets of CenterState or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates).

Section 4.11.     Compliance with Applicable Law.  CenterState and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState, and to the knowledge of CenterState, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened. Since December 31, 2015, CenterState and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Authority applicable to CenterState or any of its Subsidiaries, including (to the extent applicable to CenterState or its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, none of CenterState or its Subsidiaries, or to the knowledge of CenterState, any director, executive officer, employee, agent or other Person acting on behalf of CenterState or any of its Subsidiaries has, directly or indirectly, (a) used any funds of CenterState or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CenterState or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of CenterState or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of CenterState or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CenterState or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CenterState or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.12.     Agreements with Regulatory Agencies. Neither CenterState nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “CenterState Regulatory Agreement”), nor has CenterState or any of its Subsidiaries been advised in writing or, to CenterState’s knowledge, orally, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such CenterState Regulatory Agreement.

Section 4.13.     Reorganization.  CenterState has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14.     Broker’s Fees.  Neither CenterState nor any CenterState Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, except that CenterState has engaged and will pay a fee or commission to Raymond James & Associates, Inc.

Section 4.15.     Opinion.  Prior to the execution of this Agreement, CenterState has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James & Associates, Inc. to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to CenterState. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.16.     CenterState Information. The information relating to CenterState and its Subsidiaries that is provided by CenterState or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Holders of NCC Common Stock and holders of CenterState Common Stock or at the time of the NCC Meeting or CenterState Meeting (each as defined in Section 5.04), (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of CenterState incorporated by reference in the Proxy Statement-Prospectus, the Registration Statement or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that in each case any information contained in a CenterState SEC Report as of a later date shall be deemed to modify information as of an earlier date.  The portions of the Proxy Statement-Prospectus relating to CenterState and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by CenterState with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NCC or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the Registration Statement.

Section 4.17.     Financing. CenterState has and will have as of the Closing Date sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.18.     Contracts. Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which CenterState or any of its Subsidiaries is a party or by which CenterState or any of its Subsidiaries is bound as of the date of this Agreement has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by CenterState, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “CenterState Contract”). Each CenterState Contract is valid and binding on CenterState or its Subsidiaries and is in full force and effect. Neither CenterState Bank nor CenterState knows of, or has received written, or to CenterState’s knowledge, oral, notice of any violation of any of the CenterState Contracts by CenterState, CenterState Bank, or any of the other parties thereto which would be reasonably likely to have a Material Adverse Effect on CenterState. Neither CenterState nor any of its Subsidiaries sponsors or is a party to or otherwise bound by any CenterState Benefit Plan, contract, arrangement or agreement which, upon the consummation of the transactions contemplated by this Agreement (alone or upon the occurrence of any additional acts or events), will result in any payment (whether change of control, severance pay or otherwise) becoming due from CenterState, the Surviving Entity or any of their respective Subsidiaries to any executive officer or director of CenterState or CenterState Bank.

Section 4.19.     Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are in compliance, and at all times since January 1, 2016, have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Authority relating to Environmental Laws.

Section 4.20.     Loan Portfolio. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each outstanding Loan of CenterState and its Subsidiaries (including Loans held for resale to investors) was originated, and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CenterState and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

Section 4.21.     Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CenterState reasonably has determined to be prudent and consistent with industry practice, and neither CenterState nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy.

Section 4.22.     Regulatory Capitalization. CenterState and CenterState Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.23.     Ownership of NCC Common Stock. Neither CenterState nor any CenterState Subsidiary has owned more than 10% of the outstanding shares of NCC Common Stock at any time during the past three calendar years.

ARTICLE V

COVENANTS

Section 5.01.     Covenants of NCC. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, NCC will use commercially reasonable efforts to (a) carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws, (b) preserve its business organizations and assets intact, (c) keep available to itself and CenterState the present services of the current officers and employees of NCC and each of its Subsidiaries and (d) preserve for itself and CenterState the goodwill of its customers, key employees, lessors and others with whom business relationships exist, except as set forth in NCC Disclosure Schedule Section 5.01. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, except (i) as expressly contemplated or permitted by this Agreement (including as set forth in NCC Disclosure Schedule Section 5.01), (ii) with the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, with respect to Section 5.01(q)(i), Section 5.01(r), and Section 5.01(s), if CenterState shall not have disapproved of NCC’s request in writing within two (2) Business Days of receipt of such written request from NCC, then such request shall be deemed to be approved by CenterState), or (iii) required by Law, NCC shall not and shall not permit any of its Subsidiaries to:

(a)     Stock. (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of NCC Common Stock upon the exercise, vesting or settlement of NCC Equity Awards or NCC Warrants outstanding on the date of this Agreement and included in NCC Disclosure Schedule Section 3.03(c) and 3.03(d)), any Rights, any new award or grant under the NCC Equity Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as provided in Section 2.02 or as set forth in NCC Disclosure Schedule Section 5.01(a), accelerate the vesting of any existing Rights, or (iii) except as set forth in NCC Disclosure Schedule Section 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, reclassify, exchange, repurchase, redeem or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition or acceptance of shares of NCC Common Stock from a holder of NCC Equity Awards or NCC Warrants in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to NCC Equity Plans, the applicable award agreements or NCC Warrants).

(b)     Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from the NCC Subsidiaries to NCC or NBC, consistent with past practice, (ii) distributions payable to service NCC’s outstanding subordinated notes, and (iii) if the Effective Time has not occurred on or prior to June 30, 2019, a dividend to be paid to the Holders of NCC Common Stock prior to the Effective Time not to exceed $0.10 per share of NCC Common Stock.

(c)     Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of NCC or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than five percent (5%) for any individual or three percent (3%) in the aggregate for all employees of NCC or any of its Subsidiaries other than as disclosed in NCC Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) as may be required pursuant to the terms of any NCC Benefit Plan or to satisfy contractual obligations existing or contemplated as of the date of this Agreement, as previously disclosed to CenterState and set forth in NCC Disclosure Schedule Section 5.01(c), (iv) incentive or bonus payments, in accordance with past practice (to the extent applicable) including in accordance with the terms of the NCC 2011 Equity Plan, the NCC 2017 Equity Incentive Plan, and the NCC 2018 Incentive Program, in each case as set forth in NCC Disclosure Schedule Section 5.01(c), or (v) severance in accordance with past practice and set forth in NCC Disclosure Schedule Section 5.01(c).

(d)     Hiring. Except as set forth in NCC Disclosure Schedule Section 5.01(d), hire any Person as an employee of NCC or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $150,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e)     Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with CenterState, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth in NCC Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to CenterState and set forth in NCC Disclosure Schedule Section 5.01(e), or (iv) as may be required or permitted pursuant to the terms of this Agreement) any NCC Benefit Plan or other arrangements that, if adopted or established, would constitute an NCC Benefit Plan.

(f)     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in NCC Disclosure Schedule Section 5.01(f) (or other sections of the NCC Disclosure Schedule), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than (i) Loans in accordance with Regulation O of the Federal Reserve Board (12 CFR Part 215) and consistent with past practice and in the Ordinary Course of Business and (ii) routine banking relationships, compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g)     Dispositions. Except as set forth in NCC Disclosure Schedule Section 5.01(g) or in the Ordinary Course of Business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any material portion of its rights, assets, deposits, business or properties or cancel or release any material indebtedness owed to NCC or any of its Subsidiaries.

(h)     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business, and other than in connection with the acquisition by NBC of the remaining 30% interest in the Factoring Sub at a price not in excess of the amount set forth on NCC Disclosure Schedule Section 5.01(h)) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CenterState pursuant to any other applicable paragraph of this Section 5.01.

(i)     Capital Expenditures. Initiate any new capital expenditures in amounts exceeding $500,000 individually, or $1,000,000 in the aggregate.

(j)     Governing Documents. Amend the NCC Certificate or NCC Bylaws or any equivalent documents of any of its Subsidiaries.

(k)     Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or at the direction of a Governmental Authority.

(l)     Contracts. Except as set forth in NCC Disclosure Schedule Section 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any NCC Contract, Lease or Insurance Policy, or make any material change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to NCC or any of its Subsidiaries, or enter into any contract that would constitute an NCC Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by CenterState.

(m)     Claims. Other than settlement of foreclosure actions or debt workouts in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which NCC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by NCC or any of its Subsidiaries of an amount which exceeds $500,000 individually or $750,000 in the aggregate and/or would impose any material restriction on the business of NCC or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n)     Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o)     Derivative Transactions. Enter into any Derivative Transaction, other than interest rate swaps entered into for the account of customers of NBC (i.e. “back-to-back” agreements) in the Ordinary Course of Business.

(p)     Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than purchases of federal funds, borrowings from the Federal Home Loan Bank of Atlanta or Federal Reserve Bank of Atlanta or creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business.

(q)     Investment Securities. (i) Acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith or (C) as set forth in NCC Disclosure Schedule Section 5.01(q)) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, nor (ii) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Authority or Regulatory Agency or requested by a Governmental Authority or Regulatory Agency.

(r)     Deposits. Make any changes to deposit pricing other than such changes that may be made in the Ordinary Course of Business.

(s)     Loans. Except for loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by NCC or any of its Subsidiaries to such borrower or its Affiliates would be in excess of $300,000, in the aggregate, (B) jumbo residential real estate loan in excess of $1,000,000, or home equity line of credit that is not held for sale in excess of $750,000, (C) commercial or industrial loan not secured by real estate in excess of $1,500,000, or (D) commercial real estate loan in excess of $2,500,000; or (ii) participation in any loan or pool of loans. Any loan in excess of the limits set forth in this Section 5.01(s) and any purchase of a participation in a loan or pool of loans shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, NCC may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew (A) loans rated “pass” or better if the interest rate lock is not more than five years, or, if the interest rate lock is five years or more, if the loan is fully amortizing and its maturity is 15 years or less, (B) residential loans or home equity lines of credit rated “pass” or better in accordance with NCC’s existing policies; and (iii) renew for up to two years any unsecured loan not in excess of $300,000 where no additional credit is extended. NCC shall not effect any collateral release for any loan rated “special mention” or lower without the prior approval of CenterState Bank.

(t)     Investments or Developments in Real Estate. Make any new investment or new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any new investment or new commitment to develop, or otherwise take any actions to develop any real estate owned by NCC or any of its Subsidiaries.

(u)     Taxes. Except as required by applicable Law or any Governmental Authority, make, in any manner different from NCC’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” shall mean affecting or relating to $75,000 or more in Taxes or $150,000 or more of taxable income.

(v)     Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect NCC’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(w)     Facilities. Except as set forth in NCC Disclosure Schedule Section 5.01(w) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState.

(x)     Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries.

(y)     Commitments. Except as permitted by Section 5.09 or any other provision of this Agreement, (i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02.     Covenants of CenterState.

(a)     Affirmative Covenants. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, CenterState will use commercially reasonable efforts to carry on its business and the business of CenterState Bank consistent with prudent banking practice and in compliance in all material respects with all applicable Laws.

(b)     Negative Covenants. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement or with the prior written consent of NCC, which consent shall not be unreasonably withheld, conditioned or delayed, CenterState shall not and shall not permit any of its Subsidiaries to (i) take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay or impair in any material respect CenterState’s ability to consummate the Merger, the Bank Merger or the transactions contemplated by this Agreement, (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (C) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02; or (iii) amend the CenterState Articles or CenterState Bylaws in a manner that would materially and adversely affect the Holders of NCC Common Stock, or adversely affect the Holders of NCC Common Stock relative to other holders of CenterState Common Stock; or (iv) make, declare or pay any extraordinary dividend on any CenterState Common Stock; or (v) take any action or knowingly fail to take any action that is intended or is reasonably likely to prevent CenterState from or its Subsidiaries from assuming NCC’s or its Subsidiaries’ outstanding indebtedness; or (vi) (A) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (B) make capital contributions to, or investments in, any other Person, in each case of clauses (A) and (B), that would reasonably be expected to prevent or materially delay the consummation of the Merger, or (C) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of CenterState.

Section 5.03.     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04.     Approvals of CenterState Shareholders and NCC Stockholders.

(a)     NCC Stockholder Approval.

(i)     Following the date that the Registration Statement is declared effective by the SEC, NCC shall take, in accordance with applicable Law and the NCC Certificate and NCC Bylaws, all action reasonably necessary to convene a special meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by NCC’s stockholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “NCC Meeting”) and shall take all lawful action to solicit such approval by such stockholders. NCC shall use its commercially reasonable efforts to obtain the Requisite NCC Stockholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the NCC Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by NCC in connection with the NCC Meeting are solicited in compliance with the DGCL, the NCC Certificate and NCC Bylaws, and all other applicable legal requirements. Except with the prior approval of CenterState, other than the items noted above and the submission for approval of the compensation payable to NCC’s executive officers in connection with the Merger as required by the rules of the SEC, no other matters shall be submitted for the approval of NCC stockholders at the NCC Meeting.

(ii)     Except to the extent provided otherwise in Section 5.09, the board of directors of NCC shall at all times prior to and during the NCC Meeting recommend approval of this Agreement by the stockholders of NCC and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by NCC’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “NCC Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify the NCC Recommendation in a manner adverse in any respect to the interests of CenterState or take any other action or make any other public statement inconsistent with the NCC Recommendation and the Proxy Statement-Prospectus shall include the NCC Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite NCC Stockholder Approval, NCC will not adjourn or postpone the NCC Meeting unless NCC is advised by counsel that it is reasonably necessary to take such actions to comply with its fiduciary duties. NCC shall adjourn or postpone the NCC Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of NCC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting NCC has not received proxies representing a sufficient number of shares necessary to obtain the Requisite NCC Stockholder Approval, and subject to the terms and conditions of this Agreement, NCC shall continue to use commercially reasonable efforts to solicit proxies from its stockholders (as applicable) in order to obtain the Requisite NCC Stockholder Approval; provided, however, that the obligations in the foregoing sentence with respect to adjourning or postponing the NCC Meeting and to continuing to solicit proxies shall not apply from and after such time, if any, that CenterState would have the right to terminate this Agreement under Section 7.01(g)(ii). NCC shall keep CenterState updated with respect to the proxy solicitation results in connection with the NCC Meeting as reasonably requested by CenterState.

(b)     CenterState Shareholder Approval.

(i)     Following the date that the Registration Statement is declared effective by the SEC, CenterState shall take, in accordance with applicable Law and the CenterState Articles and CenterState Bylaws, all action reasonably necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the CenterState Share Issuance and any other matters required to be approved by CenterState’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “CenterState Meeting”) and shall take all lawful action to solicit such approval by such shareholders. CenterState shall use its commercially reasonable efforts to obtain the Requisite CenterState Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the CenterState Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by CenterState in connection with the CenterState Meeting are solicited in compliance with the FBCA, the CenterState Articles and CenterState Bylaws, and all other applicable legal requirements. Except with the prior approval of NCC, no other business combination transaction shall be submitted for the approval of CenterState shareholders at the CenterState Meeting.

(ii)     Except to the extent provided otherwise in Section 5.04(b)(iii), the board of directors of CenterState shall at all times prior to and during the CenterState Meeting recommend approval of the CenterState Share Issuance by the shareholders of CenterState and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by CenterState’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “CenterState Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify the CenterState Recommendation in a manner adverse in any respect to the interests of NCC or take any other action or make any other public statement inconsistent with the CenterState Recommendation and the Proxy Statement-Prospectus shall include the CenterState Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite CenterState Shareholder Approval, CenterState will not adjourn or postpone the CenterState Meeting unless CenterState is advised by counsel that it is reasonably necessary to take such actions to comply with its fiduciary duties. CenterState shall adjourn or postpone the CenterState Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of CenterState Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CenterState has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CenterState Shareholder Approval, and subject to the terms and conditions of this Agreement, CenterState shall continue to use commercially reasonable efforts to solicit proxies from its shareholders (as applicable) in order to obtain the Requisite CenterState Shareholder Approval; provided, however, that the obligations in the foregoing sentence with respect to adjourning or postponing the CenterState Meeting and to continuing to solicit proxies shall not apply from and after such time, if any, that NCC would have the right to terminate this Agreement under Section 7.01(h)(i). CenterState shall keep NCC updated with respect to the proxy solicitation results in connection with the CenterState Meeting as reasonably requested by NCC.

(iii)     Subject to Section 7.01 and Section 7.02, following an Intervening Event, if the board of directors of CenterState, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement, such board of directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the board of directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided that the CenterState board of directors may not take any actions under this sentence unless (i) it gives NCC at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (ii) at the end of such notice period, the CenterState board of directors takes into account any amendment or modification to this Agreement proposed by NCC and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement. CenterState shall adjourn or postpone the CenterState Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of CenterState Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CenterState has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CenterState Shareholder Approval, and subject to the terms and conditions of this Agreement, CenterState shall continue to use commercially reasonable efforts to solicit proxies from its shareholders (as applicable) in order to obtain the Requisite CenterState Shareholder Approval.

(c)     Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the CenterState Meeting and NCC Meeting shall be convened and this Agreement shall be submitted to the shareholders of CenterState and the stockholders of NCC at the CenterState Meeting and the NCC Meeting, respectively, for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either CenterState or NCC of such obligation. NCC and CenterState will each provide to the other Party, promptly (and in any event one hour prior to the NCC Meeting or the CenterState Meeting, as applicable) following any request for such information, any information that is in the possession of or reasonably obtainable by such Party with respect to the status of proxies (including shares represented and their voting instructions) with respect to the NCC Meeting or the CenterState Meeting, as applicable.

Section 5.05.     Registration Statement; Proxy Statement-Prospectus.

(a)     Each Party shall reasonably cooperate with the other Party in order for CenterState to prepare and file the Registration Statement (including the Proxy Statement-Prospectus and all related documents) with the SEC in connection with the issuance of CenterState Common Stock in the transactions contemplated by this Agreement. NCC shall use its commercially reasonable efforts to deliver to CenterState such financial statements and related analysis of NCC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of NCC as may be required in order to file the Registration Statement, and any other report required to be filed by CenterState with the SEC in connection with the transactions contemplated by this Agreement, in each case in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CenterState to review. Each Party agrees to use its commercially reasonable efforts to cooperate with the other Party and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. CenterState shall, as soon as is practicable, but in no event later than forty-five (45) days after the date hereof, file the Registration Statement with the SEC. Each of NCC and CenterState shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with this Agreement and the transactions contemplated hereby to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of CenterState and NCC agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. CenterState also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, CenterState and NCC, each at their own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to their respective shareholders or stockholders, as applicable.

(b)     CenterState will advise NCC, promptly after CenterState receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CenterState Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff, and shall supply NCC with copies of all correspondence between CenterState and the SEC with respect to the Registration Statement. CenterState will provide NCC and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CenterState will provide NCC and its counsel with a copy of all such filings made with the SEC. If at any time prior to the NCC Meeting or the CenterState Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, CenterState shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law), mail such amendment or supplement to CenterState shareholders (if required under applicable Law), and cooperate with NCC to mail such amendment or supplement to NCC stockholders (if required under applicable Law).

(c)     Each of the Parties agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement-Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement-Prospectus or the Registration Statement.

Section 5.06.     Regulatory Filings; Consents.

(a)     Each of CenterState and NCC and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation, and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations, (iii) to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated herein, and (iv) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CenterState or any of its Subsidiaries or NCC or any of its Subsidiaries to take any action, or commit to take any such action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to NCC) on the condition (financial or otherwise), results of operations or business of the Surviving Entity or the Surviving Bank, after giving effect to the Merger (together, the “Burdensome Conditions”); provided, further, that those actions set forth in CenterState Disclosure Schedule Section 5.06(a) shall not constitute a “Burdensome Condition.” CenterState and NCC will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders or stockholders, as applicable, and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or NCC to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party hereto shall have the right to review and approve in advance all characterizations of the information relating to such Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, other than materials filed in connection therewith under a claim of confidentiality. CenterState shall, as soon as is practicable, but no later than thirty (30) days after the date hereof, make all filings with Governmental Authorities, including the Federal Reserve Board and the OCC. In addition, CenterState and NCC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing; provided that Section 5.05 provides for the filing of the Registration Statement and this Section 5.06(a) does not apply to the filing of the Registration Statement.

(b)     Subject to applicable Laws (including those relating to the exchange of information), CenterState and NCC shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Laws, the Parties shall (i) promptly furnish each other with copies of notices or other communications received by each Party (or written or oral summaries of communications received orally), from any Governmental Authority with respect to the transactions contemplated by this Agreement, and (ii) provide the other Party a reasonable opportunity to review in advance, and accept the reasonable comments of the other Party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Authority. Each Party acknowledges and agrees that nothing in this Agreement shall require or permit either Party to provide or disclose confidential supervisory information to the other Party.

(c)     NCC will use its commercially reasonable efforts, and CenterState shall reasonably cooperate with NCC at NCC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations required to be obtained in connection with the Merger or the Bank Merger, which are denoted in NCC Disclosure Schedule Section 3.13(c) under the caption “consents and approvals to be sought.” Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). NCC will consult with CenterState and its representatives as often as practicable under the circumstances so as to permit NCC and CenterState and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

(d)     CenterState will file a Listing of Additional Shares Notification with NASDAQ for the shares of CenterState Common Stock to be issued in connection with the Merger in accordance with applicable NASDAQ requirements.

Section 5.07.     Publicity.  CenterState and NCC shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges upon which such Party’s stock is listed or traded. It is understood that CenterState shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08.     Access; Current Information.

(a)     For the purposes of preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, NCC agrees to afford CenterState and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to NCC and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CenterState may reasonably request and NCC shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and NCC’s privacy policy and, during such period, NCC shall furnish to CenterState, upon CenterState’s reasonable request, all such other information concerning the business, properties and personnel of NCC and its Subsidiaries, as applicable, that is substantially similar in scope to the information provided to CenterState in connection with its diligence review prior to the date of this Agreement.

(b)     As promptly as reasonably practicable after they become available, NCC will furnish to CenterState copies of the board packages distributed to the board of directors of NCC or NBC, and minutes from the meetings thereof and all committees thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of NCC or any committee thereof relating to the financial performance, operations, or risk management of NCC.

(c)     During the period from the date of this Agreement to the Effective Time, each of NCC and CenterState will cause one or more of its designated representatives to confer on a regular basis with representatives of the other Party and to report the general status of the ongoing operations of NCC and its Subsidiaries and CenterState and its Subsidiaries, respectively. Without limiting the foregoing, NCC agrees to provide to CenterState (i) a copy of each report filed by NCC or any of its Subsidiaries with a Governmental Authority unless it is a confidential communication with a Governmental Authority and NCC is prohibited by Law from sharing such report, (ii) a copy of NCC’s monthly loan trial balance, and (iii) a copy of NCC’s monthly statement of condition and profit and loss statement and, if requested by CenterState, a copy of NCC’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable.

(d)     No investigation by either Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of either Party to consummate the transactions contemplated hereby.

(e)     Neither NCC nor CenterState shall be required to give the other Party any documents (including under Sections 5.08(a) and (b)) that disclose any confidential supervisory information or any other matter that such party’s board of directors has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of such Party’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

(f)     The Non-Disclosure Agreement dated as of September 13, 2018, entered into by and between CenterState and NCC (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with the terms thereof, and each of CenterState and NCC shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 5.09.     No Solicitation by NCC; Superior Proposals.

(a)     From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, NCC shall not, shall cause each of its Subsidiaries and each of its and their respective officers and directors not to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other employees and the NCC Representatives not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an NCC Acquisition Proposal; (ii) except as permitted by this Section 5.09, participate in any discussions or negotiations regarding any NCC Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to NCC or any of its Subsidiaries or otherwise relating to an NCC Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which NCC is a party; or (iv) except for a confidentiality agreement permitted by Section 5.09(b), enter into any agreement, agreement in principle or letter of intent with respect to any NCC Acquisition Proposal or approve or resolve to approve any NCC Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an NCC Acquisition Proposal. NCC and each of its Subsidiaries shall, and shall cause each of the NCC Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential NCC Acquisition Proposal.

(b)     Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the NCC Meeting, NCC may take any of the actions described in Section 5.09(a)(ii) if, but only if, (i) NCC has received a bona fide unsolicited written NCC Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of NCC reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such NCC Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to NCC’s stockholders under applicable Law; (iii) NCC has provided CenterState with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to NCC or any of its Subsidiaries or otherwise relating to an NCC Acquisition Proposal, NCC receives from such Person a confidentiality agreement with terms no less favorable to NCC than those contained in the confidentiality agreement with CenterState. NCC shall promptly provide to CenterState any non-public information regarding NCC or any of its Subsidiaries provided to any other Person which was not previously provided to CenterState, such additional information to be provided no later than the date such information is provided to such other Party.

(c)     NCC shall promptly (and in any event within twenty-four (24) hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, NCC or the NCC Representatives, in each case in connection with any NCC Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that (i) discussions of such materials jeopardizes the attorney-client privilege or (ii) disclosure of such materials contravenes any Law, rule, regulation, order, judgment or decree). NCC agrees that it shall keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)     Neither the board of directors of NCC nor any committee thereof shall (i) subject to Sections 5.09(e) and (f), withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by this Agreement (including the Merger), the NCC Recommendation, fail to reaffirm the NCC Recommendation within three (3) Business Days following a request by CenterState, or make any statement, filing or release, in connection with the NCC Meeting or otherwise, inconsistent with the NCC Recommendation (it being understood that taking a neutral position or no position with respect to an NCC Acquisition Proposal shall be considered an adverse modification of the NCC Recommendation); (ii) approve or recommend, or propose to approve or recommend any NCC Acquisition Proposal; or (iii) enter into (or cause NCC or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any NCC Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring NCC to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)     Notwithstanding Section 5.09(d) and subject to compliance with this Section 5.09(e), prior to the approval of the Merger at the NCC Meeting, the board of directors of NCC may withdraw, qualify, amend or modify the NCC Recommendation (an “NCC Subsequent Determination”) after the fifth (5th) Business Day following CenterState’s receipt of a notice (the “Notice of Superior Proposal”) from NCC advising CenterState that the board of directors of NCC has decided that a bona fide unsolicited written NCC Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of NCC has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to NCC’s stockholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CenterState (the “Notice Period”), NCC and the board of directors of NCC shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable NCC to proceed with the NCC Recommendation without an NCC Subsequent Determination; provided, however, that CenterState shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such Notice of Superior Proposal, the board of directors of NCC has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such NCC Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, NCC shall be required to deliver a new Notice of Superior Proposal to CenterState and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)     Subject to Section 7.01 and Section 7.02, if, following an Intervening Event, the board of directors of NCC, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement, such board of directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the board of directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided that the NCC board of directors may not take any actions under this sentence unless (i) it gives CenterState at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (ii) at the end of such notice period, the NCC board of directors takes into account any amendment or modification to this Agreement proposed by CenterState and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement.

(g)     Nothing contained in this Section 5.09 or elsewhere in this Agreement shall prohibit NCC or the board of directors of NCC from complying with Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that any such disclosure relating to an NCC Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act) shall be deemed a change in the NCC Recommendation unless the board of directors of NCC reaffirms the NCC Recommendation in such disclosure.

Section 5.10.     Indemnification.

(a)     From and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), the Surviving Entity shall indemnify, defend and hold harmless the present and former directors, officers and employees of NCC, NBC and their respective Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for or at the request of NCC, NBC or their respective Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated by this Agreement) (each a “Claim”), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as such persons have the right to be indemnified pursuant to the NCC Certificate or NCC Bylaws or similar governing documents of NBC in effect on the date of this Agreement and to the fullest extent permitted by applicable Delaware Law. The Surviving Entity shall pay such expenses to each Indemnified Party to the fullest extent permitted by the provisions of Delaware Law and the NCC Certificate and NCC Bylaws or similar governing documents of NBC.

(b)     In connection with the indemnification provided pursuant to this Section 5.10, the Surviving Entity and/or Surviving Bank will advance expenses, promptly after statements therefor are received, to each Indemnified Party, to the fullest extent required or permitted by the NCC Certificate, the NCC Bylaws and the articles of association and bylaws of NBC in effect on the date of this Agreement and to the fullest extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Indemnified Party or multiple Indemnified Parties (and, in each case, reasonably acceptable to CenterState), it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).

(c)     Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CenterState upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CenterState under this Section 5.10, unless, and only to the extent that, CenterState is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if CenterState elects not to assume such defense, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CenterState shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (provided that CenterState shall only be obligated to pay the reasonable fees and expenses of one such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking laws.

(d)     For a period of six (6) years following the Effective Time, the Surviving Entity will maintain director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of NCC or NBC and their respective Subsidiaries (determined as of immediately prior to the Effective Time) with respect to claims against such Indemnified Parties arising from facts or events occurring at or before the Effective Time (including the Merger and other transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by NCC; provided that, if the Surviving Entity is unable to maintain or obtain the insurance called for by this Section 5.10, the Surviving Entity will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of NCC or NBC may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall the Surviving Entity be required to expend for such tail insurance a premium amount in excess of $1,500,000 in the aggregate (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, the Surviving Entity shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium. For the avoidance of doubt, the Surviving Entity shall not be required to purchase stand-alone coverage for cyber liability or fidelity bonds.

(e)     This Section 5.10 shall survive the Effective Time, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 5.10 against the Surviving Entity), and shall be binding on all successors and assigns of the Surviving Entity. This Section 5.10 shall not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f)     If the Surviving Entity or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11.     Employees; Benefit Plans.

(a)     Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of NCC or any of its Affiliates on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly-situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries, including any such plan that is closed or frozen with respect to new employees of CenterState. CenterState shall give the Covered Employees full credit for their prior service with NCC and any of its Affiliates (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b)     With respect to any employee benefit plan of the Surviving Entity that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, the Surviving Entity or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Surviving Entity or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the NCC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan. Neither CenterState nor any of its Subsidiaries shall terminate the existing coverage of any Covered Employee or his or her dependents under any of the NCC or Affiliate health, dental, vision or other welfare plans, programs or benefits prior to the time such Covered Employees and their dependents become eligible to participate in the health, dental or other welfare plans, programs and benefits common to all employees of CenterState or any CenterState Subsidiary and their dependents.

(c)     Prior to the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, NCC shall take, and shall cause each of its Subsidiaries to take, all actions requested no later than ten (10) days prior to the Closing by CenterState that may be necessary or appropriate to (i) cause one or more NCC Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the date that includes the Effective Time, (ii) cause benefit accruals and entitlements under any NCC Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding that date that includes the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any NCC Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any NCC Benefit Plan into any employee benefit plan maintained by CenterState or a CenterState Subsidiary; provided that NCC shall not be required to take any action that would result in the violation by NCC of any contract with a third party. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to CenterState’s reasonable prior review, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires NCC to terminate a medical plan having a flexible spending arrangement (“FSA”) under Section 125 of the Code, NCC and each of its Subsidiaries may continue its FSA through the Effective Time.

(d)     Nothing in this Section 5.11 shall be construed to (i) limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, NCC or any of its Subsidiaries) to amend or terminate any NCC Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan; (ii) establish, amend, or modify any NCC Benefit Plan or CenterState Benefit Plan or any other benefit or employment plan, program, agreement or arrangement; or (iii) require CenterState or any of its Subsidiaries (including, following the Closing Date, NCC and any of its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)     If, within the period ending on the later of (i) nine (9) months after the Effective Time or (ii) forty-five (45) days after the completion of the Informational Systems Conversion, unless otherwise addressed in an employment agreement entered into with CenterState or CenterState Bank or an employment, change in control or severance agreement set forth in NCC Disclosure Schedule Section 3.11(a), any Covered Employee who is terminated by CenterState or its Subsidiaries other than “for cause” (as defined under the policies of CenterState and/or its Subsidiaries) or resigns because he or she was offered a position with a material reduction in rate of base pay or that is outside a 50-mile radius of the current address of his or her primary work location at NCC or any of its Subsidiaries, then CenterState shall, subject to such Covered Employee’s execution of appropriate releases, pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with NCC, NBC or any applicable Subsidiary; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(f)     After the Effective Time, all accrued and unused sick time for all employees of NCC and any of its Subsidiaries and all accrued and unused vacation time for all employees of NCC and any of its Subsidiaries shall be treated as set forth in CenterState Disclosure Schedule Section 5.11(f).

(g)     The Parties understand and agree that, as a matter of law, subject to and as a result of the Merger and the Bank Merger, respectively, CenterState will assume and become responsible for all contractual obligations, and shall succeed to all contractual obligations, of NCC (including employment, supplemental executive retirement benefits, split-dollar and other agreements) as of the Effective Time, and CenterState Bank will assume and be responsible for all contractual obligations, and shall succeed to all contractual obligations, of NBC (including employment, supplemental executive retirement benefits, split-dollar and other agreements) as of the effective time of the Bank Merger. Prior to the Effective Time, if CenterState requests NCC’s assistance with respect to implementing new or replacement employment related agreements for one or more employees of NCC or any of its Subsidiaries in connection with the Merger, NCC agrees to (and shall cause its Subsidiaries to) cooperate in good faith to facilitate and assist with respect to implementing any such new or replacement employment related agreements.

(h)     CenterState shall take all commercially reasonable actions necessary, including any needed plan or policy amendments, to cause the trustee of the CenterState Banks, Inc. Employee Savings Trust, if requested to do so by a Covered Employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution from NCC’s (or its Affiliate’s) qualified 401(k) savings plan (collectively, the “NCC 401(k) Plan”) (provided that the CenterState Banks, Inc. Employee Savings Trust shall only accept cash and not in kind rollovers). In the case of a Covered Employee with an outstanding loan(s) under the NCC 401(k) Plan, CenterState shall use commercially reasonable efforts to permit the Covered Employee to rollover such outstanding loan balance(s) to the CenterState Banks, Inc. Employee Savings Trust (subject to the requirements and limitations of the applicable provisions of the Code); provided, however, that the Covered Employee may transfer such loan(s) only if such Covered Employee elects to rollover his or her entire account balance under the NCC 401(k) Plan.

(i)     NCC shall establish a retention bonus pool to be paid to certain NCC employees as shall be determined by NCC after consultation with CenterState (including in amounts of payments and timing of payments), with the amounts of such retention bonuses payable pursuant to the retention bonus pool not to exceed the amounts set forth on NCC Disclosure Schedule Section 5.11(i) attached hereto. CenterState may establish an additional retention bonus pool, with such recipients, amounts of payments and timing of payments designated by CenterState.

Section 5.12.     Notification of Certain Changes. NCC and CenterState shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, and NCC and CenterState shall provide on a periodic basis written notice to the other Party of any matters that it becomes aware of which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, which is necessary to correct any information in such NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, which has been rendered materially inaccurate thereby; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.02(a) or Section 6.02(b) or Section 6.03(a) or Section 6.03(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.02(a) or Section 6.02(b) or Section 6.03(a) or Section 6.03(b), as the case may be, to be satisfied. No supplement or amendment to the NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, or provision of information relating to the subject matter of the NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of or compliance by NCC or CenterState with the respective covenants and agreements of such parties set forth herein.

Section 5.13.     Transition; Informational Systems Conversion. From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement, CenterState and NCC shall use their commercially reasonable efforts to facilitate the integration of NCC with the business of CenterState following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of NCC and its Subsidiaries (the “Informational Systems Conversion”) to those used by CenterState, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of NCC and its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by NCC and its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, by the end of the third quarter of 2019.

Section 5.14.     No Control of Other Party’s Business. Nothing contained in this Agreement shall give CenterState, directly or indirectly, the right to control or direct the operations of NCC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give NCC, directly or indirectly, the right to control or direct the operations of CenterState or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of NCC and CenterState shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15.     Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder or stockholder litigation against such Party and/or the members of the board of directors of NCC or the board of directors of CenterState related to this Agreement or the Merger and the other transactions contemplated by this Agreement. NCC shall: (a) permit CenterState to review and discuss in advance, and consider in good faith the views of CenterState in connection with, any proposed written or oral response to such shareholder or stockholder litigation; (b) furnish CenterState’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder or stockholder litigation; (c) consult with CenterState regarding the defense or settlement of any such shareholder or stockholder litigation; and (d) give due consideration to CenterState’s advice with respect to such shareholder or stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that NCC shall not settle any such shareholder or stockholder litigation if such settlement requires the payment of money damages, without the written consent of CenterState (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by NCC is reasonably expected by NCC, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by NCC) under NCC’s existing director and officer insurance policies.

Section 5.16.     Corporate Governance.

(a)     Effective as of the Effective Time, CenterState shall take all actions necessary to cause the then-current members of the board of directors of CenterState and CenterState Bank (the “CenterState Continuing Directors”) to continue in office and serve on the board of directors of the Surviving Entity and the Surviving Bank until such time as their successors are duly elected and qualified. Prior to the Effective Time, the CenterState Continuing Directors shall take all actions necessary to appoint (effective as of the Effective Time) (i) the three (3) then-current members of the board of directors of NCC identified on NCC Disclosure Schedule Section 5.16(a)(i) (or other individuals mutually agreeable to the Parties) to serve on the board of directors of the Surviving Entity and the board of directors of the Surviving Bank and (ii) the one (1) additional member of the then-current board of directors of NBC identified on NCC Disclosure Schedule Section 5.16(a)(ii) (or another individual mutually agreeable to the Parties) to serve solely on the board of directors of the Surviving Bank (collectively, the “New CenterState Directors”), until such time as their successors are duly elected and qualified. The nominating committee of the board of directors of the Surviving Entity shall cause the New CenterState Directors that have been appointed and are serving on the board of directors of the Surviving Entity to be included among CenterState’s nominees for election at the 2019 (if the Effective Time occurs prior to the 2019 annual meeting of CenterState shareholders) and 2020 annual meetings of shareholders of the Surviving Entity (provided that they remain reasonably acceptable to the nominating committee of the board of directors of Surviving Entity). The Surviving Entity and the Surviving Bank shall cause the New CenterState Directors that have been appointed to and are serving on the board of directors of the Surviving Bank to be reelected (provided that they remain reasonably acceptable to the nominating committee of the board of directors of the Surviving Entity) at the 2019 (if the Effective Time occurs prior to the 2019 annual meeting of CenterState shareholders) and 2020 annual meetings of the Surviving Bank.

(b)     Effective as of the Effective Time (and, with respect to positions with the Surviving Bank, effective as of the effective time of the Bank Merger), CenterState shall take all actions necessary to cause (i) John C. Corbett to continue as President and Chief Executive Officer of the Surviving Entity; (ii) Mark Thompson to continue and serve as President of the Surviving Bank; (iii) Richard Murray, IV to become and serve as Chief Executive Officer of the Surviving Bank; and (iv) William E. Matthews, V to become and serve as Chief Financial Officer of the Surviving Entity and the Surviving Bank.

Section 5.17.     Certain Officer Agreements. Concurrently with the execution and delivery of this Agreement each of the officers listed in NCC Disclosure Schedule Section 5.17 have executed and delivered an employment agreement with CenterState Bank, to be effective upon the Effective Time.

Section 5.18.     Director Resignations. NCC shall use commercially reasonable efforts to cause to be delivered to CenterState resignations of all the directors of NCC and each of its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.19.     Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective as of the Effective Time, NCC has caused each non-employee director of NCC and NBC to execute and deliver the Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit E.

Section 5.20.     Claims Letters. Concurrently with the execution and delivery of this Agreement and effective as of the Effective Time, NCC has caused each director of NCC and NBC to execute and deliver the Claims Letter substantially in the form attached hereto as Exhibit F.

Section 5.21.     Coordination.

(a)     Prior to the Effective Time, subject to applicable Laws, each of NCC and each of its Subsidiaries shall take any action CenterState may reasonably request from time to time to better prepare the Parties for the integration of the operations of NCC and its Subsidiaries with CenterState and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of NCC and CenterState shall meet from time to time as CenterState may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of NCC and its Subsidiaries, and NCC shall give due consideration to CenterState’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CenterState nor CenterState Bank shall under any circumstance be permitted to exercise control of NCC or any of its Subsidiaries prior to the Effective Time. NCC shall permit representatives of CenterState Bank to be onsite at NCC to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without disruption to NBC’s business with its customers.

(b)     Prior to the Effective Time, subject to applicable Laws, NCC and each of its Subsidiaries shall take any actions CenterState may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or NCC Contracts that CenterState may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with CenterState and use commercially reasonable efforts to negotiate specific provisions that may be requested by CenterState in connection with any such amendment, modification or termination.

(c)     From and after the date hereof, subject to applicable Laws, the Parties shall reasonably cooperate (provided that the Parties shall cooperate to reasonably minimize disruption to NCC’s or NBC’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other Party and appropriate service providers), and NCC shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to suppliers of NCC and its Subsidiaries for the purpose of facilitating the integration of NCC and its business into that of CenterState. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, NCC shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to customers of NCC and its Subsidiaries for the purpose of facilitating the integration of NCC and its business into that of CenterState. Any interaction between CenterState and any of NCC and its Subsidiaries’ customers and suppliers shall be coordinated by NCC. NCC shall have the right to participate in any discussions between CenterState and NCC’s customers and suppliers.

(d)     CenterState and NCC agree to take all action necessary and appropriate to cause NBC to merge with CenterState Bank in accordance with applicable Laws and the terms of the Bank Plan of Merger immediately following (and subject to the occurrence of) the Effective Time or as promptly as practicable thereafter.

Section 5.22.     Transactional Expenses. NCC has provided in NCC Disclosure Schedule Section 5.22 a reasonable good faith estimate of costs and fees that NCC and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by NCC as a result of any litigation which may arise in connection with this Agreement (collectively, “NCC Expenses”). NCC shall use its commercially reasonable efforts to cause the aggregate amount of all NCC Expenses to not exceed the total expenses disclosed in NCC Disclosure Schedule Section 5.22. NCC shall promptly notify CenterState if or when it determines that it expects to materially exceed its estimate for NCC Expenses. Notwithstanding anything to the contrary in this Section 5.22, neither Party shall incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in NCC Disclosure Schedule Section 3.23.

Section 5.23.     Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CenterState and NCC, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the Party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing Party. Each Party agrees that it will, and will cause its representatives to, hold any information so obtained, whether pursuant to this Article V or otherwise, in accordance with the terms of the Confidentiality Agreement, and that the Confidentiality Agreement will survive the termination of this Agreement and shall not be limited or extended by this Section 5.23.

Section 5.24.     Tax Matters. The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement and until the Effective Time, each of CenterState and NCC shall use their respective commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.25.     Assumption of Subordinated Debt. As of the Effective Time and upon the terms and conditions set forth herein, CenterState shall assume all rights and obligations of NCC under and relating to the NCC Debentures, including the due and punctual payment of the principal of and any premium and interest on the NCC Debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the NCC Debentures to be performed or observed by NCC. As of the Effective Time, the NCC Debentures shall rank pari passu to CenterState’s other subordinated debt obligations issued and outstanding from time to time. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or consents deemed necessary by the Parties, in consultation with counsel to effectuate the assumption in accordance with the requirements of the NCC Debentures and CenterState’s existing debt instruments, including but not limited to, any trustee and holder notifications or consents that must be delivered or obtained, as applicable, prior to or in connection with the assumption.

Section 5.26.     Section 16 Matters.

(a)     Prior to the Effective Time, CenterState shall take all such steps as may be required to cause any acquisitions of CenterState Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CenterState to be exempt under Rule 16b-3 promulgated under the Exchange Act. NCC agrees to promptly furnish CenterState with all requisite information necessary for CenterState to take the actions contemplated by this Section 5.26(a).

(b)     NCC and CenterState agree that, in order to most effectively compensate and retain those officers and directors of NCC subject to the reporting requirements of Section 16(a) of the Exchange Act (the “NCC Insiders”), both prior to and after the Effective Time, it is desirable that the NCC Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of NCC Common Stock in the Merger, and for such compensatory and retention purposes agree to this Section 5.26(b). The boards of directors of CenterState and of NCC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any disposition of NCC Common Stock (including derivative securities with respect to NCC Common Stock) by any NCC Insiders and (ii) any acquisition of CenterState Common Stock (including derivative securities with respect to CenterState Common Stock) by any NCC Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt for liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 5.27.     Certification of Non-USRPI Status. NCC shall provide to CenterState, under penalties of perjury, a certificate dated as of the Closing Date conforming to the requirements of Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) in substantially the form attached hereto as Exhibit G certifying that no interest in NCC is a United States real property interest as defined in Section 897(c) of the Code.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.     Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)     Stockholder and Shareholder Votes. This Agreement and the transactions contemplated hereby shall have received the Requisite NCC Stockholder Approval at the NCC Meeting and the Requisite CenterState Shareholder Approval at the CenterState Meeting.

(b)     Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)     No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or Bank Merger.

(d)     Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and, if the offer of CenterState Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e)     Tax Opinions Relating to the Merger. CenterState and NCC, respectively, shall have received opinions from Nelson Mullins Riley & Scarborough LLP and Maynard, Cooper & Gale, P.C., respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CenterState and NCC, respectively, to the effect that, based on the terms of this Agreement and on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Nelson Mullins Riley & Scarborough LLP and Maynard, Cooper & Gale, P.C. may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CenterState and NCC, in form and substance reasonably acceptable to such counsel.

(f)     Plan of Bank Merger. The Bank Plan of Merger shall have been executed and delivered.

(g)     NASDAQ Listing. CenterState shall have filed with NASDAQ a notification form for the listing of all shares of CenterState Common Stock to be delivered as Merger Consideration, and NASDAQ shall not have made an objection that has not been resolved to the listing of such shares of CenterState Common Stock.

Section 6.02.     Conditions to Obligations of NCC. The obligations of NCC to consummate the Merger also are subject to the fulfillment or written waiver by NCC prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. Each of the representations and warranties of CenterState (other than in Sections 4.03, Section 4.09(a), and Section 4.16) set forth in this Agreement or in any certificate or agreement delivered by CenterState pursuant to the provisions hereof (in each case after giving effect to Section 4.01 and Section 9.09(c)) shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState; provided, however, that (i) the representations and warranties in Section 4.03 (Capitalization), and Section 4.09(a) (Absence of Certain Changes or Events) shall be true and correct in all respects (other than in the case of Section 4.03, such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date) and (ii) the representations and warranties contained in Section 4.16 shall be true and correct in all material respects as of the Closing Date. NCC shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer and the Chief Financial Officer of CenterState to the foregoing effect.

(b)     Performance of Obligations of CenterState. CenterState shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CenterState, and NCC shall have received a certificate, dated the Closing Date, signed on behalf of CenterState by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)     No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CenterState or CenterState Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03.     Conditions to Obligations of CenterState. The obligations of CenterState to consummate the Merger also are subject to the fulfillment or written waiver by CenterState prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. Each of the representations and warranties of NCC (other than in Sections 3.03, Section 3.08(a), and Section 3.25) set forth in this Agreement or in any certificate or agreement delivered by NCC pursuant to the provisions hereof (in each case after giving effect to Section 3.01 and Section 9.09(c)) shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NCC; provided, however, that (i) the representations and warranties in Section 3.03 (Capitalization), and Section 3.08(a) (Absence of Certain Changes or Events) shall be true and correct in all respects (other than in the case of Section 3.03, such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date) and (ii) the representations and warranties contained in Section 3.25 shall be true and correct in all material respects as of the Closing Date. CenterState shall have received a certificate signed on behalf of NCC by the Chief Executive Officer and the Chief Financial Officer of NCC to the foregoing effect.

(b)     Performance of Obligations of NCC. NCC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on NCC, and CenterState shall have received a certificate, dated the Closing Date, signed on behalf of NCC by NCC’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)     No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in NCC or NBC being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)     Consents. NCC shall have obtained the consents set forth in NCC Disclosure Schedule Section 6.03(d).

Section 6.04.     Frustration of Closing Conditions. Neither CenterState nor NCC may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01.     Termination. At any time prior to the Effective Time, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)     Mutual Consent. By the mutual consent, in writing, of CenterState and NCC if the board of directors of CenterState and the board of directors of NCC each so determines by vote of a majority of the members of its entire board.

(b)     No Regulatory Approval. By CenterState or NCC, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the Merger or Bank Merger shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth in this Agreement.

(c)     No NCC Stockholder or CenterState Shareholder Approval. By CenterState (provided, in the case of CenterState, that it shall not be in material breach of any of its obligations under Section 5.04), or by NCC (provided, that in the case of NCC, that it shall not be in material breach of any of its obligations under Section 5.04 or Section 5.09), if (i) the Requisite NCC Stockholder Approval at the NCC Meeting or (ii) the Requisite CenterState Shareholder Approval at the CenterState Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or shareholders, as applicable, or at any adjournment or postponement thereof.

(d)     Breach of Representations and Warranties. By either CenterState or NCC (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other Party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (A) thirty (30) days following written notice to the Party committing such breach from the other Party or (B) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating Party not to consummate the transactions contemplated hereby under Section 6.02(a) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(a) (in the case of a breach of a representation or warranty by NCC).

(e)     Breach of Covenants. By either CenterState or NCC (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating Party not to consummate the transactions contemplated hereby under Section 6.02(b) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(b) (in the case of a breach of a representation or warranty by NCC).

(f)     Delay. By either CenterState or NCC if the Merger shall not have been consummated on or before November 23, 2019 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g)     Failure of NCC to Recommend. In addition to and not in limitation of CenterState’s termination rights under Section 7.01(e), by CenterState if, prior to such time as the Requisite NCC Stockholder Approval is obtained, (i) there shall have been a material breach of Section 5.09 or (ii) the board of directors of NCC (A) withdraws, qualifies, amends, modifies or withholds the NCC Recommendation, or makes any statement, filing or release, in connection with the NCC Meeting or otherwise, inconsistent with the NCC Recommendation (it being understood that taking a neutral position or no position with respect to an NCC Acquisition Proposal shall be considered an adverse modification of the NCC Recommendation), (B) materially breaches its obligation to call, give notice of and commence the NCC Meeting under Section 5.04(a), (C) approves or recommends an NCC Acquisition Proposal, (D) fails to publicly recommend against a publicly announced NCC Acquisition Proposal within three (3) Business Days of being requested to do so by CenterState, (E) fails to publicly reconfirm the NCC Recommendation within three (3) Business Days of being requested to do so by CenterState, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h)     Failure of CenterState to Recommend. In addition to, and not in limitation of, NCC’s right to terminate this Agreement pursuant to Section 7.01(e), by NCC prior to such time as the Requisite CenterState Shareholder Approval is obtained if (i) the board of directors of CenterState (A) withdraws, qualifies, amends, modifies or withholds the CenterState Recommendation, or makes any statement, filing or release, in connection with the CenterState Meeting or otherwise, inconsistent with the CenterState Recommendation, (B) fails to publicly reconfirm the CenterState Recommendation within three (3) Business Days of being requested to do so by NCC, or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) CenterState or its board of directors has breached its obligations under Section 5.04 in any material respect.

(i)     CenterState Stock Price. By NCC, if the board of directors of NCC so determines by a vote of the majority of the members of the entire board of directors of NCC, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(A)     The quotient obtained by dividing the CenterState Average Stock Price by the Initial CenterState Market Price (such quotient being the “CenterState Ratio”) shall be less than 0.85; and

(B)     The CenterState Ratio shall be less than eighty-five percent of the quotient of the (x) Final Index Price divided by (y) the Initial Index Price (such quotient being the “Index Ratio”);

Following delivery of such written notice of termination by NCC, this Agreement shall terminate upon the fifth (5th) Business Day following the date such notice was provided (the “Termination Date”); provided, however, that NCC’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided, further, that during the five (5) Business Day period commencing with its receipt of such notice, CenterState shall have the option to increase the Merger Consideration by either (1) increasing the Exchange Ratio (calculated to the nearest one-thousandth) or (2) provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (as determined by CenterState’s and NCC’s outside legal counsel), paying, as part of the Merger Consideration, a cash payment in addition to, and not in lieu of, the Merger Consideration otherwise payable in accordance with Section 2.01(c) (such cash payment, the “Additional Cash Consideration”), in each case of the immediately preceding clauses (1) and (2), such that the value of the Merger Consideration (calculated based on the CenterState Average Stock Price) plus the value of any Additional Cash Consideration to be received by each recipient of the Merger Consideration equals the lesser of the following: (I) an amount equal to the product of the Initial CenterState Market Price, 0.85, and the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.01(i)); and (II) an amount equal to (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.01(i)) and the CenterState Average Stock Price, divided by (y) the CenterState Ratio. If CenterState so elects within such five (5) Business Day period, then it shall give prompt written notice to NCC of such election and the revised Exchange Ratio or the Additional Cash Consideration, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.01(i), if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Consideration as set forth in this Section 7.01(i), if applicable.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(i).

Section 7.02.     Termination Fee; Expenses.

(a)     In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, NCC shall pay to CenterState a termination fee equal to $31,800,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account specified by CenterState in the event of any of the following: (i) in the event CenterState terminates this Agreement pursuant to Section 7.01(g), NCC shall pay CenterState the Termination Fee within one (1) Business Day after receipt of CenterState’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an NCC Acquisition Proposal shall have been made known to senior management of NCC or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an NCC Acquisition Proposal with respect to NCC and (A) thereafter this Agreement is terminated (x) by either CenterState or NCC pursuant to Section 7.01(c) because the Requisite NCC Stockholder Approval shall not have been obtained or (y) by CenterState pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, NCC enters into any agreement or consummates an NCC Acquisition Transaction with respect to an NCC Acquisition Proposal (whether or not the same NCC Acquisition Proposal as that referred to above), then NCC shall, on the earlier of the date it enters into such agreement and the date of consummation of such NCC Acquisition Transaction, pay CenterState the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of NCC Acquisition Transaction to “20%” shall instead refer to “50%.”

(b)     If NCC terminates this Agreement pursuant to Section 7.01(h), CenterState shall on the date of termination, pay to NCC a sum equal to the amount of the Termination Fee (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid to NCC in same-day funds.

(c)     NCC and CenterState each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NCC and CenterState would not enter into this Agreement; accordingly, if NCC or CenterState fails promptly to pay any amounts due under this Section 7.02, NCC or CenterState, as applicable, shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CenterState or NCC (including reasonable legal fees and expenses) in connection with any litigation to enforce the other Party’s obligations under this Section 7.02.

(d)     Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if a Party pays or causes to be paid to the other Party the Termination Fee in accordance with Section 7.02(a) or the Reverse Termination Fee in accordance with Section 7.02(b), as applicable, the Party paying such Termination Fee or Reverse Termination Fee (or any successor in interest thereof) will not have any further obligations or liabilities to the other Party with respect to this Agreement or the transactions contemplated by this Agreement, except in the case of fraud or willful and material breach of any material provision of this Agreement.

Section 7.03.     Effect of Termination. In the event of termination of this Agreement by either Party as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and none of CenterState, NCC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 5.08(f), Section 5.23, Section 7.02, this Section 7.03 and Article IX (other than Section 9.01) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither CenterState or NCC shall be relieved or released from any liabilities or damages (which, in the case of NCC, shall include the loss to the holders of NCC Common Stock, NCC Warrants and NCC Equity Awards of the economic benefits of the transactions contemplated hereby, including the loss of the premium offered to the holders of NCC Common Stock, NCC Warrants and NCC Equity Awards) arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01.     Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2015 Performance Share Awards” has the meaning set forth in Section 2.02(c)(i).

“2016-2018 Performance Share Awards” has the meaning set forth in Section 2.02(c)(ii).

“Additional Cash Consideration” has the meaning set forth in Section 7.01(i).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act, as amended.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” has the meaning set forth in Section 3.02(a).

“BOLI” has the meaning set forth in Section 3.27(b).

“Book-Entry Shares” means any non-certificated share held by book entry in NCC’s stock transfer book or in street name through a bank, broker or other nominee, which immediately prior to the Effective Time represents an outstanding share of NCC Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“CenterState” has the meaning set forth in the preamble to this Agreement.

“CenterState Articles” has the meaning set forth in Section 1.02.

“CenterState Average Stock Price” means the average closing price of CenterState Common Stock as reported on NASDAQ for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately prior to the Determination Date on which such shares are actually traded on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CenterState and NCC).

“CenterState Bank” has the meaning set forth in Section 1.03.

“CenterState Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to by, CenterState or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of CenterState or any of its Subsidiaries, or in connection with which CenterState or any of its Subsidiaries has or may have any liability or other obligation.

“CenterState Bylaws” has the meaning set forth in Section 1.02.

“CenterState Common Stock” means the common stock, $0.01 par value per share, of CenterState.

“CenterState Continuing Directors” has the meaning set forth in Section 5.16(a).

“CenterState Contract” has the meaning set forth in Section 4.18.

“CenterState Disclosure Schedule” means the schedules delivered by CenterState pursuant to Section 5.06(a) and Section 5.11(f).

“CenterState Meeting” has the meaning set forth in Section 5.04.

“CenterState Ratio” has the meaning set forth in Section 7.01(i).

“CenterState Recommendation” has the meaning set forth in Section 5.04(b)(i).

“CenterState Regulatory Agreement” has the meaning set forth in Section 4.12.

“CenterState SEC Reports” has the meaning set forth in Section 4.06(b).

“CenterState Share Issuance” means the issuance of CenterState Common Stock upon conversion of the NCC Common Stock pursuant to Section 2.01(c).

“CenterState Subsidiary” has the meaning set forth in Section 4.02(b).

“CenterState Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of NCC Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.05(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” has the meaning set forth in Section 1.05(b).

“Closing Date” has the meaning set forth in Section 1.05(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.08(f).

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (a) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period, or (b) the date on which the Requisite NCC Stockholder Approval is obtained; provided, however, that in the event the date of the Effective Time occurs after the fifth (5th) Business Day from the date the Regulatory Approval and the Requisite NCC Stockholder Approval have both been obtained, then the Determination Date shall be the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur.

“DGCL” has the meaning set forth in Section 1.01.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.04(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by CenterState (which shall be CenterState’s transfer agent), to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Factoring Sub” has the meaning set forth in Section 3.03(e).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in Section 1.01.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” has the meaning set forth in Section 3.05.

“Final Index Price” means the average of the Index Prices for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Florida Courts” has the meaning set forth in Section 9.03(c).

“FSA” has the meaning set forth in Section 5.11(c).

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of NCC Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Index Price” means the closing price of the KBW Regional Bank Index.

“Index Ratio” has the meaning set forth in Section 7.01(i)(B).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial CenterState Market Price” means $24.47.

“Initial Index Price” means $101.81.

“Insurance Policies” has the meaning set forth in Section 3.27(a).

“Intellectual Property” has the meaning set forth in Section 3.19.

“Intervening Event” means, with respect to a Party, any material event, circumstance, change, effect, development, or condition occurring or arising after the date of this Agreement (other than any event, change, effect, development, or condition resulting from a breach of this Agreement by such Party) that was not known to nor reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case by such Party’s board of directors, as of or prior to the date of this Agreement affecting the business, assets or operations of such Party and not relating to any NCC Acquisition Proposal, which became known to such Party’s board of directors prior to the receipt of the Requisite NCC Stockholder Approval or Requisite CenterState Shareholder Approval, as applicable; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) with respect to NCC, the receipt, existence, or terms of an NCC Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “NCC Acquisition Proposal” (which, for purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth therein); (b) developments or changes in the banking industry; (c) any change in and of itself, in the price, or change in trading volume, of NCC Common Stock or CenterState Common Stock, but not including any underlying causes thereof; (d) any change in credit ratings of CenterState or NCC or the fact that CenterState or NCC meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred); or (e) changes after the date of this Agreement in the credit, debt, financial or capital markets or in interest or exchange rates.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” means, with respect to NCC, the actual knowledge, of the Persons set forth in NCC Disclosure Schedule Section 3.01, and that knowledge that such Person would have obtained upon a reasonable examination of the books, records and accounts of such Person, NCC and NBC, and with respect to CenterState, the actual knowledge of the Persons set forth in Section 4.01, and that knowledge that such Person would have obtained upon a reasonable examination of the books, records and accounts of such Person, CenterState and CenterState Bank.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Lease” means any lease, sublease, license, or other agreement under which NCC or NBC uses or occupies or has the right to use or occupy, now or in the future, real property.

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.26(a).

“Material Adverse Effect” with respect to any Party means (a) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations or business of such Party and its Subsidiaries, taken as a whole, or (b) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (a) only, a Material Adverse Effect for purposes of this definition shall not be deemed to include the impact of (i) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account), (ii) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies or savings and loan holding companies generally (except to the extent that such change disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account), (iii) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic or capital market conditions (including domestic and foreign equity, credit and debt markets, as well as changes in interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets) affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account), (iv) the effects of public disclosure of this Agreement or the transactions contemplated hereby or any action or omission taken by NCC with the prior consent of CenterState, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or, with respect to a Party, actions taken or omitted to be taken at the direction of the other Party and any action not taken by such Party as a result of the failure of the other Party to reasonably consent to such action requiring the other Party’s consent under this Agreement, (v) any failure, in and of itself, by NCC or CenterState to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (or other financial or operating metrics) for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (vi) changes in the trading price or trading volume of CenterState Common Stock or NCC Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the impact this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), (viii) changes or events, after the date of this Agreement, affecting the financial services industry generally and not specifically relating to CenterState or NCC or their respective Subsidiaries, as the case may be (except to the extent that such occurrence disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account) and (ix) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (except to the extent that such occurrence disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“NASDAQ” means The NASDAQ Global Select Market.

“NBC” has the meaning set forth in Section 1.03.

“NCC” has the meaning set forth in the preamble to this Agreement.

“NCC 2011 Equity Plan” means the NCC 2011 Equity Incentive Plan, as amended and restated on July 17, 2014.

“NCC 401(k) Plan” has the meaning set forth in Section 5.11(h).

“NCC Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an NCC Acquisition Transaction.

“NCC Acquisition Transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving NCC or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of NCC or any of its Subsidiaries; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of NCC or any of its Subsidiaries (other than in connection with the acquisition by NCC of the remaining 30% interest in the Factoring Sub); (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of NCC or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“NCC Benefit Plans” has the meaning set forth in Section 3.11(a).

“NCC Bylaws” has the meaning set forth in Section 3.02(a).

“NCC Certificate” has the meaning set forth in Section 3.02(a).

“NCC Common Stock” means the common stock, $0.01 par value per share, of NCC.

“NCC Contract” has the meaning set forth in Section 3.13(a).

“NCC Debentures” has the meaning set forth in Section 3.03(a).

“NCC Deferred Shares” has the meaning set forth in Section 2.02(d).

“NCC Disclosure Schedule” has the meaning set forth in Section 3.01.

“NCC Equity Awards” collectively refers to NCC Performance Share Awards, NCC Deferred Shares and NCC Stock Options.

“NCC Equity Plans” means all equity plans of NCC or NBC, including the National Commerce Corporation 2011 Equity Incentive Plan (as amended and restated on July 17, 2014), the National Commerce Corporation 2017 Equity Incentive Plan, the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan, the Landmark Bancshares, Inc. 2007 Stock Incentive Plan (as amended by First Amendment, dated July 1, 2015), the Landmark Bancshares, Inc. 2007 Stock Option Plan (as amended by First Amendment, dated July 1, 2015), the 1st Manatee Bank Amended and Restated Incentive Stock Option Plan, the 1st Manatee Bank 2015 Stock Option Plan, the 1st Manatee Bank 2017 Stock Option Plan, the Reunion Bank of Florida Directors’ Stock Option Plan, the Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan, the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan, the Premier Community Bank of Florida 2015 Stock Option Plan (as amended by Amendment No. 1, dated March 20, 2018), the Premier Community Bank of Florida 2017 Stock Option Plan (as amended by Amendment No. 1, effective March 20, 2018), and any sub-plans adopted thereunder, each as amended to date.

“NCC Expenses” has the meaning set forth in Section 5.22.

“NCC Insiders” has the meaning set forth in Section 5.26(b).

“NCC Meeting” has the meaning set forth in Section 5.04(a)(i).

“NCC Owned Properties” has the meaning set forth in Section 3.18.

“NCC Performance Share Awards” means 2015 Performance Share Awards or 2016-2018 Performance Share Awards.

“NCC Real Property” has the meaning set forth in Section 3.18.

“NCC Recommendation” has the meaning set forth in Section 5.04(a)(ii).

“NCC Regulatory Agreement” has the meaning set forth in Section 3.14.

“NCC Representatives” means any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of NCC or any of its Subsidiaries.

“NCC Risk Management Instruments” has the meaning set forth in Section 3.15.

“NCC SEC Reports” has the meaning set forth in Section 3.06(b).

“NCC Stock Option” has the meaning set forth in Section 2.02(a).

“NCC Subsequent Determination” has the meaning set forth in Section 5.09(e).

“NCC Subsidiary” has the meaning set forth in Section 3.02(b).

“NCC Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“NCC Warrants” has the meaning set forth in Section 2.02(b).

“New CenterState Directors” has the meaning set forth in Section 5.16(a).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means, with respect to a Party, the ordinary, usual and customary course of business of such Party and its Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.26(b).

“Party” or “Parties” have the meaning set forth in the preamble.

“Permitted Encumbrances” has the meaning set forth in Section 3.18.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Merger” has the meaning set forth in Section 1.01.

“Proxy Statement-Prospectus” has the meaning set forth in Section 3.05.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CenterState in connection with the issuance of shares of CenterState Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulatory Agency” and “Regulatory Agencies” have the meaning set forth in Section 3.06(a).

“Regulatory Approvals” has the meaning set forth in Section 3.05.

“Requisite CenterState Shareholder Approval” means the approval of the CenterState Share Issuance by the holders a majority of the total votes cast on the proposal at the CenterState Meeting, provided that a quorum is present, in accordance with the CenterState Articles and CenterState Bylaws.

“Requisite NCC Stockholder Approval” means the adoption of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of NCC Common Stock at the NCC Meeting in accordance with the DGCL, NCC Certificate and NCC Bylaws.

“Reverse Termination Fee” has the meaning set forth in Section 7.02(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Party.

“Superior Proposal” means a bona fide, unsolicited NCC Acquisition Proposal (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and NCC or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding NCC Common Stock or more than 50% of the assets of NCC and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (b) that the board of directors of NCC reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (i) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such NCC Acquisition Proposal, and (ii) taking into account any changes to this Agreement proposed by CenterState in response to such NCC Acquisition Proposal as contemplated by Section 5.09(e), such proposal, is more favorable to the stockholders of NCC from a financial point of view than the Merger.

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” have the meaning set forth in Section 3.10(b).

“Tax Returns” has the meaning set forth in Section 3.10(c).

“Termination Date” has the meaning set forth in Section 7.01(i).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01.     Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Sections 2.08, Section 5.10 and Section 5.11 of this Agreement.

Section 9.02.     Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that (i) after the NCC Meeting no amendment shall be made which by Law requires further approval by the stockholders of NCC without obtaining such approval, and (ii) after the CenterState Meeting no amendment shall be made which by Law requires further approval by the shareholders of CenterState without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach of as a waiver of any other or subsequent breach.

Section 9.03.     Governing Law; Waiver of Right to Trial by Jury; Venue.

(a)     Except to the extent mandatory provisions of federal law apply or the provisions of the DGCL are applicable to the Merger or the fiduciary duties of NCC’s board of directors, this Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b)     Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

(c)     Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Florida (the “Florida Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Florida Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Florida Courts, (iii) waives any objection that the Florida Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

Section 9.04.     Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05.     Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties hereto. All notices shall be deemed effective upon delivery.

(a)          if to CenterState, to:

CenterState Bank Corporation

1101 First Street South

Winter Haven, FL 33880

Attn:      John C. Corbett

Beth DeSimone

E-mail:   jcorbett@centerstatebank.com

 bdesimone@centerstatebank.com

with a copy (which shall not constitute notice to CenterState) to:

Nelson Mullins Riley & Scarborough LLP
104 S. Main Street, Suite 900

Greenville, SC 29601

Attn:      Neil Grayson

John Jennings
Email:    neil.grayson@nelsonmullins.com

john.jennings@nelsonmullins.com

(b)          if to NCC, to:

National Commerce Corporation

600 Luckie Drive, Suite 350

Birmingham, AL 35223

Attn:      Richard Murray, IV

William E. Matthews, V

E-mail:   rmurray@nationalbankofcommerce.com

               wmatthews@nationalbankofcommerce.com

with a copy (which shall not constitute notice to NCC) to:

  Maynard, Cooper & Gale P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, AL 35203

Attn:     John P. Dulin, Jr.

Email:   JDulin@maynardcooper.com

Section 9.06.     Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits and Disclosure Schedules hereto, together with the Confidentiality Agreement, represents the entire understanding of the Parties and hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for (a) the Indemnified Parties’ rights under Section 5.10, and (b) from and after the Effective Time, but only if the Effective Time shall occur, the rights of Holders of NCC Common Stock to receive the Merger Consideration as provided in Article II, and the rights of holders of NCC Equity Awards and NCC Warrants under Section 2.02, CenterState and NCC hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07.     Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08.     Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09.     Interpretation.

(a)     When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)     The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)     The NCC Disclosure Schedule and the CenterState Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either the NCC Disclosure Schedule or the CenterState Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)     Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (A) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof, (B) included in the virtual data room of a Party prior to the date hereof or (C) filed by a party with the SEC and publicly available on Electronic Data Gathering, Analysis and Retrieval at least 48 hours immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing), and (ii) the word “or” is not exclusive.

(e)     Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10.     Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11.     Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

NATIONAL COMMERCE CORPORATION

By:	/s/ Richard Murray, IV
Richard Murray, IV
Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement (this “Agreement”) is entered into as of the 23rd day of November, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned holder (“Stockholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Stockholder, either in his or her sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, $0.01 par value per share (the “Common Stock”), of National Commerce Corporation (“NCC”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Initially Subject to this Agreement” (which, for the avoidance of doubt, do not include any shares of Common Stock underlying unexercised NCC Equity Awards or NCC Warrants or any securities beneficially owned by Stockholder as a trustee or fiduciary where Stockholder does not have voting power); such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”;

WHEREAS, CenterState and NCC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, NCC will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Stockholder and CenterState, intending to be legally bound, hereby agree as follows:

1.     Agreement to Vote Shares. Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of NCC, however called, or at any adjournment thereof, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Stockholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NCC contained in the Merger Agreement or of Stockholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or is reasonably expected by the Stockholder, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

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Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of NCC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.     No Transfers. While this Agreement is in effect and prior to any meeting of stockholders of NCC called in connection with the Merger, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of NCC Equity Awards, NCC Warrants or other equity rights as permitted by the Merger Agreement; (e) transfers to any immediate family member of Stockholder, or to a trust for the benefit of Stockholder or his or her immediate family members or upon Stockholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to CenterState; and (f) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.     Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with CenterState as follows:

(a)	Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)

The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

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(d)

Stockholder is the direct or joint owner of the Shares. Stockholder does not have sole or shared voting or dispositive power over any shares of capital stock of NCC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any NCC Equity Awards or NCC Warrants. Stockholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Stockholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Stockholder, and no representation by Stockholder is made with respect thereto.

4.     No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Stockholder, in his, her or its capacity as a stockholder of NCC, shall not, nor shall Stockholder in such capacity authorize any stockholder, member, partner, officer, director, advisor or representative of Stockholder or any of his, her or its Affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to NCC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a stockholders’ vote or action by consent of NCC’s stockholders with respect to an Acquisition Proposal, except in the cases of clauses (b) through (e), inclusive, of this Section 4 to the extent that at such time NCC is permitted to take such actions pursuant to Section 5.09 of the Merger Agreement.

5.     Specific Performance; Remedies; Attorneys’ Fees. Stockholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, after notice to Stockholder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such third party with Stockholder in activities in violation of Stockholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger, or (c) three (3) years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite NCC Stockholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

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7.     Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.     Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

9.     Capacity as Stockholder. This Agreement shall apply to Stockholder solely in his, her or its capacity as a stockholder of NCC, and it shall not apply in any manner to Stockholder in any capacity as a director, officer or employee of NCC or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Stockholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of NCC or National Bank of Commerce (“NBC”) from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of NCC or NBC consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.09 of the Merger Agreement.

10.     Governing Law; Venue. Except to the extent mandatory provisions of Delaware law apply, this Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Georgia in Fulton County or the United States District Court, Northern District of Georgia. Each party consents to the jurisdiction of such Georgia courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Georgia courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

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12.     Further Assurances. Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, NCC or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

13.     Disclosure. To the extent such information is required to be included, Stockholder hereby permits CenterState to publish and disclose in the Proxy Statement-Prospectus and S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

14.     Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 14).

If to CenterState:      CenterState Bank Corporation

 1101 First Street South

 Winter Haven, Florida 33880

 Attn: General Counsel

If to Stockholder:     At the address of Stockholder set forth below the signature of Stockholder on the signature page of this Agreement.

15.     Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile, email of a “.pdf” file or other electronic transmission.

[Signature page follows]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Stockholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

STOCKHOLDER:

Printed Name:
Address:

Total Number of Shares of Common Stock Initially Subject to this Agreement:

_________________________________________

EXHIBIT B

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 23rd day of November, 2018, by and between National Commerce Corporation, a Delaware corporation (“NCC”), and the undersigned holder (“Shareholder”) of CSFL Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder, either in his or her sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, $0.01 par value per share (the “CSFL Common Stock”), of CenterState Bank Corporation (“CenterState”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of CSFL Common Stock Initially Subject to this Agreement” (which, for the avoidance of doubt, do not include any shares of CSFL Common Stock underlying unexercised stock options or any securities beneficially owned by Shareholder as a trustee or fiduciary where Shareholder does not have voting power); such shares of CSFL Common Stock, together with any other shares of CSFL Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”;

WHEREAS, CenterState and NCC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, NCC will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of NCC to enter into the Merger Agreement, Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, NCC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by NCC in connection therewith, Shareholder and NCC, intending to be legally bound, hereby agree as follows:

1.           Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CenterState, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NCC, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the CenterState Share Issuance and any other matters required to be approved by the CenterState shareholders to permit consummation of the Merger and the transactions contemplated by the Merger Agreement (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the CenterState Share Issuance; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any action, agreement or transaction that is intended, or is reasonably expected by the Shareholder, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

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Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CenterState, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.           No Transfers. While this Agreement is in effect and prior to any meeting of shareholders of CenterState called in connection with the Merger, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights as permitted by the Merger Agreement; (e) transfers to any immediate family member of Shareholder, or to a trust for the benefit of Shareholder or his or her immediate family members or upon Shareholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to NCC; and (f) such transfers as NCC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.           Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with NCC as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by NCC, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

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(d)

Shareholder is the direct or joint owner of the Shares. Shareholder does not have sole or shared voting or dispositive power over any shares of capital stock of CenterState other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CenterState stock options. Shareholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4.          Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of NCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, NCC will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that NCC has an adequate remedy at law. In addition, after notice to Shareholder, NCC shall have the right to inform any third party that NCC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of NCC hereunder, and that participation by any such third party with Shareholder in activities in violation of Shareholder’s agreement with NCC set forth in this Agreement may give rise to claims by NCC against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

5.          Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger, or (c) three (3) years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite CenterState Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

6.          Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7.          Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

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8.          Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CenterState, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of CenterState or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of CenterState or CenterState Bank, N.A. (“CenterState Bank”) from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of CenterState or CenterState Bank consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.04(b)(iii) of the Merger Agreement.

9.           Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

10.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.         Further Assurances. Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, NCC or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at NCC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

12.         Disclosure. To the extent such information is required to be included, Shareholder hereby permits CenterState and NCC to publish and disclose in the Proxy Statement-Prospectus and S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of CSFL Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

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13.         Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 13).

If to NCC:	National Commerce Corporation
600 Luckie Drive, Suite 350
Birmingham, Alabama 35223
Attn: William E. Matthews, V

If to Shareholder:	At the address of Shareholder set forth below the signature of Shareholder on the signature page of this Agreement.

14.         Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile, email of a “.pdf” file or other electronic transmission.

[Signature page follows]

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IN WITNESS WHEREOF, NCC has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

NATIONAL COMMERCE CORPORATION

By:
Richard Murray, IV
Chairman and Chief Executive Officer

STOCKHOLDER:

Printed Name:
Address:

Total Number of Shares of Common Stock Initially Subject to this Agreement:

_________________________________________

[Signature Page to Stockholder Voting Agreement]

EXHIBIT C

PLAN OF MERGER

NATIONAL COMMERCE CORPORATION
with and into

CENTERSTATE BANK CORPORATION

Pursuant to this Plan of Merger dated as of November 23, 2018, National Commerce Corporation, a Delaware corporation (“NCC”), shall be merged with and into CenterState Bank Corporation, a Florida corporation (“CenterState”).

SECTION 1

DEFINITIONS

1.1     Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the States of Florida and Delaware, as determined in accordance with Section 2.2 of this Plan of Merger.

1.2     Merger. “Merger” shall refer to the merger of NCC with and into CenterState, as provided in Section 2.1 of this Plan of Merger.

SECTION 2

TERMS OF MERGER

2.1     Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, NCC shall be merged with and into CenterState in accordance with the Florida Business Corporation Act and the Delaware General Corporation Law. CenterState shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to exist and to be governed by the laws of the State of Florida under the corporate name “CenterState Bank Corporation.” The Surviving Corporation shall assume all of the liabilities of NCC.

2.2     Effective Time. The Merger contemplated by this Plan of Merger shall be effective at the later of (i) the latest effective date and time of filing of the (A) Articles of Merger filed with the Secretary of State of Florida and (B) the Certificate of Merger filed with the Division of Corporations in the Department of State of Delaware, or (ii) the date and time set forth in the Articles of Merger filed with the Secretary of State of Florida and the Certificate of Merger filed with the Division of Corporations in the Department of State of Delaware.

2.3     Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The amended and restated bylaws of CenterState in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such amended and restated bylaws.

2.4     Board of Directors. Effective as of the Effective Time the then-current directors of CenterState (the “CenterState Continuing Directors”) shall continue in office and serve as directors of the Surviving Corporation until their successors shall have been duly elected and qualified. Prior to the Effective Time, the CenterState Continuing Directors shall take all actions necessary to appoint (effective as of the Effective Time) three (3) of the directors of NCC as of immediately before the Effective Time to serve as directors of the Surviving Corporation.

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2.5     Officers. Effective as of the Effective Time, the officers of the Surviving Corporation shall be as set forth on Exhibit A to this Plan of Merger.

SECTION 3

MANNER OF CONVERTING SHARES

Each share of CenterState common stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

Each share of common stock of NCC owned directly by CenterState, NCC or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of common stock of NCC issued and outstanding immediately prior to the Effective Time (other than shares described in the immediately preceding paragraph), shall be converted into the right to receive 1.65 shares (the “Exchange Ratio”) of CenterState common stock (the “Merger Consideration”) and cash in lieu of any fractional shares. CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState common stock, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState common stock to which such holder would otherwise be entitled by the average closing price of CenterState common stock as reported on the NASDAQ Stock Market for the twenty (20) consecutive trading days ending on the trading day immediately prior to the later of (i) the day on which the last required regulatory approval for consummation of the Merger is obtained without regard to any requisite waiting period, or (ii) the date on which NCC stockholders approve the Merger (the “CenterState Average Stock Price”).

If the number of shares of CenterState common stock or NCC common stock issued and outstanding prior to the Effective Time shall be increased or decreased as a result of a stock split, stock combination, stock dividend, recapitalization or similar transaction, with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and NCC.

SECTION 4

Stock-Based Awards

Each valid option to purchase shares of NCC common stock pursuant to the NCC equity plans (each an “NCC Stock Option”), outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, be converted into an option to purchase that number of shares of CenterState common stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC common stock which such NCC Stock Option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Stock Option by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of the last paragraph of Section 3 or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration..

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Each outstanding and unexercised warrant to purchase NCC common stock immediately prior to the Effective Time (each, an “NCC Warrant”) shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, cease to represent a right to purchase shares of NCC common stock and shall be converted into a right to purchase that number of shares of CenterState common stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC common stock which such NCC Warrant entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Warrant by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of the last paragraph of Section 3 or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

At the Effective Time, the deferrals of NCC common stock representing equity awards and director fees credited to participant accounts under the National Commerce Corporation Deferral of Compensation Plan (the “NCC Deferred Shares”) shall be converted into the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each such NCC Deferred Share, subject to applicable tax withholding.

All outstanding performance share awards with respect to shares of NCC common stock for the four-year performance period ending on December 31, 2018 (the “2015 Performance Share Awards”) shall, in accordance with the applicable NCC equity plan and award agreements, vest and be issued by NCC as soon as reasonably practicable after the following dates: (A) for time-based awards, December 31, 2018, and (B) for performance-based awards, the date of certification by the Compensation Committee of the NCC board of directors and confirmation by NCC’s independent public accountants, of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become NCC Deferred Shares, shall be entitled to receive the Merger Consideration in accordance with the preceding paragraph, and to the extent they are instead issued as shares of NCC common stock and do not become NCC Deferred Shares, shall be included in the NCC common stock issued and outstanding immediately prior to the Effective Time and shall be entitled to receive the Merger Consideration in accordance with Section 3. In the event that the Effective Time takes place prior to the certification described above, such 2015 Performance Share Awards shall be treated in a manner identical to the 2016-2018 Performance Share Awards, as described below.

Immediately prior to the Effective Time, the outstanding performance share awards with respect to shares of NCC common stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the Effective Time (the “2016-2018 Performance Share Awards”), shall vest as specified in the applicable award agreements (it being understood that the determination of the number of performance shares earned under the applicable award agreements, and the extent to which the performance goals have been achieved for the partial performance period, shall be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC equity plans and award agreements, as soon as reasonably practicable prior to the Closing, which determination shall be final and binding on the Parties). Each of the 2016-2018 Performance Share Awards shall be cancelled at the Effective Time in exchange for the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each share of NCC common stock underlying such 2016-2018 Performance Share Awards as determined pursuant to this Section, subject to applicable tax withholding.

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SECTION 5

MISCELLANEOUS

5.1     Further Assurances. Each party to this Plan of Merger agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Plan of Merger.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned corporations have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

NATIONAL COMMERCE CORPORATION

By:
Richard Murray, IV
Chairman and Chief Executive Officer

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Office

[Signature Page to Plan of Merger]

Exhibit A

Officers

EXHIBIT D

PLAN OF MERGER AND MERGER AGREEMENT

NATIONAL BANK OF COMMERCE

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“CENTERSTATE BANK, N.A.”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (the “Agreement”) is made this 23rd day of November, 2018, between CenterState Bank, N.A. (“CenterState Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and National Bank of Commerce (“NBC”), a national banking association, with its main office located at 600 Luckie Drive, Suite 200, Birmingham, Alabama 35223. Collectively, CenterState Bank and NBC are referred to as the “Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of NBC has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Act;

WHEREAS, CenterState Bank Corporation (“CenterState”), which owns all of the outstanding shares of CenterState Bank, and National Commerce Corporation (“NCC”) which owns all of the outstanding shares of NBC, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of NCC with and into CenterState, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and NCC, as the sole shareholder of NBC, have approved this Agreement; and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of NBC with and into CenterState Bank, with CenterState Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and as soon as practicable following, the closing of the HC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, NBC shall be merged with and into CenterState Bank in the Bank Merger. CenterState Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of NBC shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank, N.A.,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as at its legally established branches and at the banking offices of NBC that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of CenterState Bank). The savings accounts of the Resulting Bank will be insured by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of NBC and CenterState Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of NBC and CenterState Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank and NBC shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of CenterState Bank and NBC at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of NBC shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of NBC shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by CenterState.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of (i) those directors of CenterState Bank as of the Effective Time, and (ii) four (4) of the directors of NBC as of immediately before the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank. Effective as of the Effective Time, the executive officers of the Resulting Bank following the Effective Time shall be as listed in Exhibit B, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank.

SECTION 10

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank, and by NCC, which owns all of the outstanding shares of NBC.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a)     The HC Merger shall have closed and become effective.

(b)     The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c)     The Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 13

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of CenterState Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, CenterState Bank and NBC have entered into this Agreement as of the date and year first set forth above.

CENTERSTATE BANK, N.A.

By:
John C. Corbett
As Its: Chief Executive Officer

NATIONAL BANK OF COMMERCE

By:
Richard Murray, IV
As Its: Chief Executive Officer

[Signature Page to Bank Plan of Merger and Merger Agreement]

Exhibit A

Banking Offices

Exhibit B

Officers

EXHIBIT E

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 23rd day of November, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned individual (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of November 23, 2018 (the “Merger Agreement”) by and between CenterState and National Commerce Corporation, a Delaware corporation (“NCC”), NCC will merge with and into CenterState (the “Merger”), as a result of which National Bank of Commerce, a national banking association and wholly-owned subsidiary of NCC (“NBC”), will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”);

WHEREAS, Director is a stockholder of NCC and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of NCC common stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the board of directors of NCC and/or NBC, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of NCC and NBC, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1.            Restrictive Covenants.

(a)      Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

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(b)      Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i)     From and after the Effective Time, Director will not disclose or use any Confidential Information (other than Trade Secrets) for a period of two (2) years from the Effective Time or Trade Secrets for so long as they remain Trade Secrets, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such law or court order, provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with, communicate with (except with respect to information covered by 17 C.F.R. 240.21F-4(b)(4)(i) or 17 C.F.R. 240.21F-4(b)(4)(ii), which relate to legal representation), or otherwise participate in any investigation or proceeding that may be conducted by (i) the Equal Employment Opportunity Commission (the “EEOC”) or the Securities and Exchange Commission (the “SEC”) or (ii) any other federal, state or local governmental agency or commission that has jurisdiction over CenterState or any of its subsidiaries or affiliates (the “Government Agencies”) if and to the extent that it is not permitted by applicable law to limit the Director’s ability to file such a charge or complaint with, communicate with, or otherwise participate in any investigation or proceeding that may be conducted by such Government Agency; in each such case, including by providing documents or other information, without notice to CenterState or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to (1) the SEC or (2) the EEOC or any other Government Agency, if and to the extent that it is not permissible by law to limit the Director’s right to receive an award for information provided to the EEOC or such other Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

(ii)     Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any individual or entity that is known by Director to be a customer of CenterState, CenterState Bank, NCC or NBC (each a “Protected Party”), including known actively sought prospective customers of NBC as of the Effective Time, for the purpose of providing banking products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii)     Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory (as hereinafter defined).

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(iv)     For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit, recruit or hire, or attempt to solicit, recruit or hire, directly or by assisting others, any individual who is known by Director to be an employee of any Protected Party or to have been an employee of any Protected Party within one year prior to such activity, whether or not such employee is a full-time employee, whether or not such employment is pursuant to a written agreement, and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c)      For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)         “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or substantially similar to the products or services of any Protected Party.

(ii)        “Confidential Information” shall mean data and information:

(A)     relating to the business of NCC and its subsidiaries, including NBC, or the business of CenterState or its subsidiaries, including CenterState Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)     disclosed to Director or of which Director became aware as a consequence of Director’s relationship with NCC and/or NBC;

(C)     having value to NCC and/or NBC and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState and CenterState Bank; and

(D)     not generally known to competitors of NCC or CenterState.

Confidential Information shall include Trade Secrets (as hereinafter defined), methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from NCC or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)        “Restricted Territory” shall mean each county in Florida, Georgia, or Alabama where NBC operates a banking office at the Effective Time and each county contiguous to each of such counties.

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(iv)       “Trade Secrets” shall mean information, without regard to form, including technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)     derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)     is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)     Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2.           Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (a) termination of the Merger Agreement, (b) two (2) years following the Effective Time, or (c) upon a Change in Control of CenterState. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of two (2) years after the Effective Time or a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement. For purposes of this Agreement, a “Change in Control of CenterState” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the (1) outstanding voting securities of CenterState or CenterState Bank, or (2) the assets of CenterState or CenterState Bank, taken as a whole, or (b) individuals serving on the board of directors of CenterState as of the Effective Time cease for any reason to constitute at least a majority of the board of directors of CenterState (the “Incumbent Board”), provided that any person becoming a director subsequent to the Effective Time whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by CenterState’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.

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3.           Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (a) when delivered personally to such party or (b) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (c) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to Director:	The address of Director’s principal residence as it appears in NCC’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

4.          Governing Law; Venue. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Georgia in Fulton County or the United States District Court, Northern District of Georgia. Each party consents to the jurisdiction of such Georgia courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Georgia courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

5.          Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6.          Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7.         Counterparts. This Agreement may be executed (and delivered via facsimile, email of a “.pdf” file or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9.         Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

Director:

Printed Name:
Address:

[Signature Page to Non-Competition and Non-Disclosure Agreement]

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and/or brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

EXHIBIT F

CLAIMS LETTER

November 23, 2018

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of November 23, 2018 (the “Merger Agreement”), by and between National Commerce Corporation (“NCC”), and CenterState Bank Corporation (“CenterState”).

Concerning claims which the undersigned may have against NCC or any of its subsidiaries in the undersigned’s capacity as an officer, director or employee of NCC or any of its subsidiaries, and in consideration of the premises and the mutual covenants contained herein and in the Merger Agreement, the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1.      Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement. For purposes of this letter, NCC and each of its subsidiaries are individually referred to as “NCC Entity” and collectively, as the “NCC Entities”.

2.       Release of Certain Claims.

(a)     The undersigned hereby waives, releases and forever discharges, subject to and effective upon the consummation of the Merger under the Merger Agreement, each NCC Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions, causes of action or other rights of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any NCC Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences occurring prior to the Effective Time, whether known or unknown, matured or unmatured, contingent or otherwise (individually, a “Released Claim,” and collectively, the “Released Claims”), except for (i) Claims for compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or that have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement or that are provided for in, contemplated under or permitted by the Merger Agreement, (ii) Claims relating to severance, employment, change in control, the National Commerce Corporation Deferral of Compensation Plan, NCC Equity Awards or NCC Warrants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement or which result from a written agreement between the undersigned and CenterState or any of its subsidiaries, and (iii) the items listed in Section 2(b) below.

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(b)      For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include, without limitation, any of the following:

(i)      Claims that the undersigned has or may have in any capacity other than as an officer, director or employee of any NCC Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any NCC Entity, (B) Claims as a depositor under any deposit account with any NCC Entity, (C) Claims as the holder of any certificate of deposit issued by any NCC Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any NCC Entity, (E) Claims in his or her capacity of a stockholder of NCC, and (F) Claims as a holder of any check issued by any other depositor of any NCC Entity;

(ii)      Claims excluded in (i), (ii) or (iii) of Section 2(a) above;

(iii)     Claims that the undersigned has or may have under the Merger Agreement;

(iv)     Claims that, under applicable law, the undersigned cannot hereby release and discharge;

(iv)     rights and claims to indemnification and expense advancement that the undersigned has or may have under the articles of incorporation, articles of association, bylaws or similar governing documents of any NCC Entity, under Delaware law, under any indemnification agreement with an NCC Entity, or under the Merger Agreement;

(vi)      Claims solely to the extent arising from facts, conduct, activities, transactions or events occurring (in each case) after the Effective Time; or

(vii)     Claims listed on Schedule I to this Agreement.

3.       Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4.       Miscellaneous.

(a)      This letter shall be governed and construed in accordance with the laws of the State of Florida (without regard for the conflicts of law principles thereof).

(b)     This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)      In the event that any one or more provisions of this letter shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this letter.

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(d)     This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(e)     This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(f)     The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(g)     This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(h)     If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(i)     IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

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(j)     The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Fulton County, Georgia. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought solely and exclusively in the courts of record of the State of Georgia in Fulton County or the United States District Court, Northern District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

(k)     Any notice, consent, demand, request or other communication given to a party hereto in connection with this letter shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(k)).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to the Officer or Director:	At the address set forth below the signature of the Officer or Director on the signature page of this Agreement.

(l)      This letter and the acknowledgement of this letter may be executed in one or more counterpart (which may be delivered by facsimile, email of a “.pdf” file or other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same letter and acknowledgement.

[Signature page follows]

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Sincerely,

Signature of Officer or Director

Print Name of Officer or Director

Address:

On behalf of CenterState Bank Corporation, I hereby acknowledge receipt of this letter as of the date first set forth above.

CENTERSTATE BANK CORPORATION

By:
Name: John C. Corbett
Title: President and Chief Executive Officer

[Signature Page to Claims Letter]

Schedule I

Additional Excluded Claims

EXHIBIT G

IRS Certificate

Pursuant to

Treasury Regulations Section 1.1445-2(c)(3)

[•], 2019

This certificate is provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 5.27 of the Merger Agreement (as defined below) to inform CenterState Bank Corporation (“CenterState”), that withholding of tax is not required upon the acquisition of an interest in National Commerce Corporation (“NCC”), as part of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 23, 2018, by and between CenterState and NCC. The undersigned hereby certifies the following on behalf of NCC:

In accordance with U.S. Treasury Regulations Section 1.897-2(h), NCC is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”), as such term is defined by Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date during the five-year period ending on the date hereof. Accordingly, interests in NCC do not constitute “U.S. real property interests.”

NCC understands that this certification may be disclosed to the Internal Revenue Service by CenterState and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Signature Page Follows]

Under penalties of perjury I declare that I have examined this certification and that to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of NCC.

NATIONAL COMMERCE CORPORATION

By:

Name: Richard Murray, IV
Title: Chairman and Chief Executive Officer

[Signature Page to IRS Certificate]